                                                              PRELIMINARY COPIES
                            CAPITAL DIRECTIONS, INC.
                           322 South Jefferson Street
                              Mason, Michigan 48854

                            _________________ , 2003

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders, which will be held at ________ , on _________ , 2003 at Mason State Bank's Main Office at 322 S. Jefferson St., Mason, Michigan 48854. I hope that you will be able to attend the meeting, and I look forward to seeing you.

      At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the Capital Directions common stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $84,483 or 3.04% of our overhead expense for our 2002 reporting year and 2003 annual meeting (the "2002 reporting cycle"). We believe that the costs incurred over the 2002 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

      Referred to as "going private," the proposed transaction will reduce the number of shareholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of Capital Directions ("CDI Merger Co., Inc."), with and into Capital Directions on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

      Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date of the special meeting of shareholders, by a holder of fewer than 225 shares will be converted into the right to receive, from Capital Directions, $50.00 in cash per share, and (ii) each share of common stock owned of record at the close of business on the special meeting date, by a holder of 225 or more shares will remain as outstanding Capital Directions common stock after the merger. We anticipate that the effect of the purchase from holders of less than 225 shares will be a reduction in the total number of shareholders from approximately 449 to approximately 282 as required for termination of registration, while the number of shares outstanding is expected to be reduced by less than 1.86% (to 580,381 shares outstanding from the current 591,410 shares outstanding.)

      The Capital Directions board of directors has approved the "going private" transaction as in the best interest of all Capital Directions shareholders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The "going private" transaction is important for Capital Directions and its shareholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

      The board of directors has established __________, 2003 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by _____________, 2003. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.


                                          Sincerely,



                                          Timothy P. Gaylord
                                          President & CEO

                                                              PRELIMINARY COPIES
                            CAPITAL DIRECTIONS, INC.
                           322 South Jefferson Street
                              Mason, Michigan 48854

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ____________ , 2003

      A special meeting of shareholders of Capital Directions, Inc. will be held on _______________, 2003, at Mason State Bank's Main Office at 322 S. Jefferson St., Mason, Michigan 48854, for the following purposes:

      (1) To consider and act upon a proposal to approve the merger of CDI Merger Co., Inc., a wholly-owned subsidiary of Capital Directions, with and into Capital Directions as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Capital Directions common stock owned of record at the close of business on the shareholder meeting date, by a holder of fewer than 225 shares of common stock, will be converted into, and will represent the right to receive from Capital Directions $50.00 cash per share; and (b) each share of Capital Directions common stock owned of record at the close of business on the shareholder meeting date, by a holder of 225 or more shares of common stock will continue to represent one share of Capital Directions common stock after the merger.

      (2) To transact any other business as may properly come before the meeting or any adjournments of the meeting.

      The board of directors unanimously recommends that you vote FOR the approval of the proposal.

      The board of directors has set the close of business on 2003, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

      We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

      If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.


                                          By Order of the Board of Directors,



                                          Douglas W. Dancer
                                          Secretary

______________, 2003

                                                              PRELIMINARY COPIES
                            CAPITAL DIRECTIONS, INC.
                           322 South Jefferson Street
                              Mason, Michigan 48854

                                 PROXY STATEMENT
                       For Special Meeting of Shareholders
                          To Be Held on ________, 2003

      The board of directors of Capital Directions provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of June 30, 2003, by and between Capital Directions and CDI Merger Co., Inc., a newly-formed subsidiary of Capital Directions organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, CDI Merger Co., Inc., will merge with and into Capital Directions, with Capital Directions continuing as the surviving corporation after the merger. If Capital Directions's shareholders approve the merger agreement, each shareholder:

      - holding fewer than 225 shares of Capital Directions common stock at the o time of the merger will receive $50.00 cash, without interest, per share from Capital Directions; or

      - holding 225 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Capital Directions.

      After the merger, Capital Directions anticipates it will have approximately 282 shareholders of record. As a result, Capital Directions will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, Capital Directions' common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the merger will only occur in the "pink sheets" or in privately negotiated transactions.

      The merger cannot occur unless the holders of a majority of the shares of Capital Directions common stock entitled to vote at the special meeting of shareholders approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

                                 [Date and Time]
                          Mason State Bank's Main Office
                               322 S. Jefferson St.
                              Mason, Michigan 48854

      This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page ______ for additional information about Capital Directions on file with the Securities and Exchange Commission.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

      The date of this proxy statement is ___________________, 2003. We first mailed this proxy statement to the shareholders of Capital Directions on or about that date.





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
                                IMPORTANT NOTICES

      Capital Directions common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of Capital Directions common stock are converted. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

      We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

      You should not construe the contents of this proxy statement or any communication from Capital Directions, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

      Capital Directions makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Capital Directions after the merger is effected. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

      (1) changes in economic conditions, both nationally and in our primary market area;

      (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

      (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

      (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

      (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

      The words "we," "our," and "us," as used in this proxy statement, refer to Capital Directions and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................................   7
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER..............  10
SPECIAL FACTORS.............................................................  12
  Background of the Merger Proposal.........................................  12
  Purposes of and Reasons for the Merger Proposal...........................  16
  Structure of the Merger...................................................  17
  Determination of the Terms of the Merger..................................  18
  Financial Fairness........................................................  18
  Recommendation of our Board of Directors..................................  22
  Purposes and Reasons of CDI Merger Co., Inc. for the Merger Proposal......  25
Position of CDI Merger Co., Inc. as to the Fairness of the Merger...........  25
  Interests of Certain Persons in the Merger................................  25
  Certain Consequences of the Merger; Benefits and Detriments to
  Affiliated and Non-Affiliated Shareholders................................  25
  Operations of the Bank Following the Merger...............................  26
  Financing of the Merger...................................................  26
  Source of Funds and Expenses..............................................  26
  Certain Terms of the Merger...............................................  27
  Effective Time of the Merger..............................................  27
  Conversion and Exchange of Stock Certificates.............................  27
  Conditions to Consummation of the Merger..................................  27
  Amendment or Termination of the Merger Agreement..........................  28
  Regulatory Requirements...................................................  28
  Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal
  Services..................................................................  28
  Material U.S. Federal Income Tax Consequences of the Merger...............  28
  Pro Forma Effect of the Merger............................................  30
  Termination of Securities Exchange Act Registration.......................  31
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS...................  32
  Time and Place of Meeting.................................................  32
  Record Date and Mailing Date..............................................  32
  Number of Shares Outstanding..............................................  32
  Purpose of Special Meeting................................................  32
  Voting at the Special Meeting.............................................  32
  Dissenters' Rights........................................................  32
  Procedures for Voting by Proxy............................................  32
  Requirements for Stockholder Approval.....................................  33
  Solicitation of Proxies...................................................  33
INFORMATION ABOUT CAPITAL DIRECTIONS AND ITS AFFILIATES.....................  33
  General...................................................................  33
  Directors and Executive Officers of Capital Directions....................  34
  Voting Securities and Principal Holders Thereof...........................  35
  Recent Affiliate Transactions in Capital Directions Stock.................  37
  Stock Repurchases by Capital Directions...................................  37
  Market for Common Stock and Dividend Information..........................  37
  Description of Common Stock...............................................  38
  Dividend Policy...........................................................  38
SELECTED HISTORICAL FINANCIAL DATA..........................................  39
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................................  40
WHERE YOU CAN FIND MORE INFORMATION.........................................  45
DOCUMENTS INCORPORATED BY REFERENCE.........................................  45

                               SUMMARY TERM SHEET

      This summary term sheet, together with the following Question and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

OVERVIEW OF THE MERGER

      We are furnishing this proxy statement to allow Capital Directions shareholders to consider and vote on a proposal to approve the merger of a newly-created, wholly-owned subsidiary, CDI Merger Co., Inc. with and into Capital Directions. Pursuant to the terms of the merger agreement,

      - each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of fewer than 225 shares of Capital Directions common stock will be converted into, and will represent the right to receive $50.00 per share in cash; and

      - each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of 225 or more shares of common stock will continue to represent one share of Capital Directions common stock after the merger.

      According to our stock records, as of the record date for the special meeting ( , 2003) there are approximately 167 shareholders who own fewer than 225 shares (who, together, own approximately 11,029 shares of common stock, or about 1.86% of total outstanding shares) and approximately 282 shareholders who own 225 or more shares (who together own approximately 580,381 shares of common stock or about 98.14% of total outstanding shares).

      The sole purpose of the merger is to reduce the number of record shareholders below 300 persons so that we may terminate the registration of the common stock with the SEC and thereby avoid the significant costs and personnel time commitment necessary for compliance with the SEC reporting requirements.

VOTING ON THE MERGER

      At the special meeting, you will be asked to vote on a proposal to approve the merger transaction as described in the merger agreement. Each share of common stock is entitled to one vote. The Company's Articles of Incorporation and the merger agreement provide that the merger must be approved by the affirmative vote of a majority of the shares of common stock (approximately 295,706 shares) entitled to vote on the merger proposal. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Capital Directions or of Mason State Bank (the "Bank")) is not required to approve the merger proposal. Abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

      The record date for determining who is entitled to vote at the special meeting has been fixed as the close of business on , 2003. On the record date, there were 591,410 shares of common stock outstanding, held of record by approximately 449 holders. Of those shares, 45,153 shares are beneficially owned by directors and executive officers (approximately 7.63% of the outstanding shares). We have been informed that all of Capital Directions' directors and all of Capital Directions' executive officers intend to vote in favor of the merger proposal.

PURPOSE, STRUCTURE AND EFFECTS OF THE MERGER

      The purpose of the merger is to reduce the total number of holders of shares of the common stock to less than 300 persons so that we may terminate our status as a reporting company and avoid the reporting and other SEC filing requirements attendant to that status. The board of directors believes that the management burden and monetary expense associated with the SEC reporting and other filing requirements far outweigh any advantage of remaining as an SEC reporting company.

      The merger has been structured as follows: A newly-created, wholly-owned subsidiary of Capital Directions, CDI Merger Co., Inc., will be merged with and into Capital Directions with Capital Directions remaining as the surviving corporation to the merger. CDI Merger Co., Inc. will then cease to exist. In the merger:

      - each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of fewer than 225 shares of common stock will be converted into, and will represent the right to receive $50.00 in cash from Capital Directions for each share, and those shares will be cancelled; and

      - each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of 225 or more shares of common stock will continue to represent one share of Capital Directions common stock following the merger.

      Upon completion of the merger, shareholders whose shares are converted into cash (generally those owning fewer than 225 shares) will cease to have any ownership interest in Capital Directions and will cease to participate in future earnings and growth, if any, of Capital Directions or to benefit from any increases, if any, in the value of the Capital Directions stock. Moreover, upon completion of the merger, the certificates representing those shares of common stock will be cancelled. Generally, shareholders of record who own 225 or more shares on the record date will retain their shares of common stock in the merger.

      Shareholder records indicate that approximately 282 of the total 449 record shareholders own 225 or more shares of our common stock. Since 282 is comfortably below the 300 shareholder threshold, the board determined to use 225 shares as the minimum required share ownership level. The 282 shareholders who own 225 or more shares own approximately 98.14% of the outstanding shares. The 167 shareholders who will receive cash for their shares in the merger own approximately 1.86% of the outstanding shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The board of directors of Capital Directions has unanimously approved the merger transaction and recommends that you vote to approve the transaction. The board of directors believes that the transaction is in the best interests of Capital Directions and its shareholders, and that the transaction is fair to all Capital Directions shareholders, including the non-affiliated Capital Directions shareholders. In reaching their decision to recommend and approve the merger proposal, the board of directors considered a number of factors, including the valuation of the common stock and fairness opinion by Donnelly, Penman, French, Haggarty & Co. See "Proposal 1: Approval of the Merger -- Special Factors -- Recommendation of our board of directors"; and "-- Financial fairness. "

THE MERGER CONSIDERATION

      If the merger is completed, Capital Directions will pay $50.00 in cash per share for each share of common stock converted into cash in the merger transaction. In the aggregate, Capital Directions will pay approximately $551,450 to acquire all of the shares from shareholders who will receive cash as a result of the merger. The funds necessary to acquire these shares are anticipated to come from working capital at the holding company and from a special dividend paid by the Bank to Capital Directions. Further, we estimate that Capital Directions will incur approximately $52,342 in costs and expenses associated with the merger transaction.

DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.'S FAIRNESS OPINION (PAGES __-__)

      Donnelly, Penman, French, Haggarty & Co., Capital Directions' independent financial advisor, delivered to the board of directors a written opinion dated June 30, 2003, stating that the consideration of $50.00 per share is fair to the shareholders who receive cash in the transaction. Donnelly, Penman, French, Haggarty & Co. will receive a fee of approximately $10,000 for the services it has provided to Capital Directions in respect of the proposed merger. The full text of Donnelly, Penman, French, Haggarty & Co.'s opinion dated June 30, 2003, is attached as Appendix B to this proxy statement. Please read this opinion. See "Proposal 1: Approval of the Merger -- Special Factors -- Financial fairness" for a description of Donnelly, Penman, French, Haggarty & Co.'s opinion and the analyses performed by it.

POTENTIAL CONFLICTS OF INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS

      The executive officers and directors of Capital Directions and the Bank may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

      - Each member of the board of directors, and each of the executive officers hold of record 225 or more shares of the common stock and will retain their shares in the merger; and

      - As a result of the merger, the shareholders who own of record at the close of business on the date of the Special Meeting of Shareholders, 225 or more shares, such as our directors and executive officers, will increase their percentage ownership interest in Capital Directions as a result of the purchase by Capital Directions of the shares owned by the holders of less than 225 shares. For example, assuming the merger is approved, the aggregate ownership percentage of the directors and officers will increase from 7.63% to approximately 7.78% as a result of the reduction of the number of shares of the common stock outstanding by approximately 11,029 shares.

      See "Proposal 1: Approval of the Merger -- Special Factors -- Interests of certain persons in the merger" and "Certain Relationships and Related Transactions" for a description of these potential conflicts.

CONDITIONS TO THE MERGER

      The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including:

      -     approval of the merger by our shareholders; and

      - satisfaction of certain conditions including receipt of all regulatory approvals.

      See "Certain Terms of The Merger -- Conditions to consummation of the merger" and "-- Regulatory requirements" for a description of the conditions to the consummation of the merger under the merger agreement.

TERMINATION OF THE MERGER TRANSACTION

      The merger transaction may be terminated in specified circumstances, such as if the required shareholder vote is not obtained. See "Certain Terms of the Merger -- Amendment or termination of the merger agreement" for a description of the termination events under the merger agreement.

DISSENTERS' RIGHTS

      The applicable Michigan laws and provisions of Capital Directions' articles of incorporation and bylaws do not entitle shareholders of Capital Directions to dissent from the merger. See "Description of the Merger-Dissenters' Rights."

FEDERAL INCOME TAX CONSEQUENCES

      A shareholder who receives cash in the merger will generally be taxed on receipt of the merger consideration if and to the extent that the amount received exceeds tax basis in the common stock. Determining the tax consequences of the merger can be complicated. See "Material U.S. Federal Income Tax Consequences of the Merger" for more details on the federal income tax consequences of the merger. You should consult your financial and tax advisors in order to understand fully how the merger will affect you.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

      The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

WHEN AND WHERE IS THE SPECIAL MEETING?

      The meeting will be held on __________, 2003, at _____ p.m., local time, at Mason State Bank's Main Office, located at 322 S. Jefferson St., Mason, Michigan 48854.

HOW MANY VOTES DO I HAVE?

      You will have one vote for every share of common stock you owned on _________, 2003, the record date.

HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?

      As of ________, 2003 (the record date), 591,410 shares of common stock were issued and outstanding and held of record by approximately 449 shareholders.

CAN I CHANGE MY VOTE?

      Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

      Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE PLAN OF MERGER?

      The board of directors believes that the merger is in the best interests of all Capital Directions shareholders. The merger will reduce the number of holders of shares of common stock to below 300 persons, which will then allow termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The board believes that the monetary expense and the burden to management incident to continued compliance with the 1934 Act significantly outweigh any material benefits derived from continued registration of the shares.

      The merger will also serve as a source of liquidity for those shareholders who receive cash for their shares. The board recognizes that there is no active trading market for the common stock and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

HOW WILL THE MERGER AFFECT THE DAY-TO-DAY OPERATIONS?

      The merger will have very little effect on Capital Directions or on the Bank's operations. The Bank will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and by-laws of Capital Directions and the Bank will remain in effect and unchanged by the merger. The deposits of the Bank will continue to be insured by the FDIC. After the merger is completed, the current officers and directors of the Bank will continue to hold the positions each now holds with the Bank, and the Bank will continue to be regulated by the same agencies as before the merger.

HOW WAS THE CASH PRICE FOR SHARES OF THE COMMON STOCK DETERMINED?

      The board of directors retained Donnelly, Penman, French, Haggarty & Co., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by Capital Directions in the merger transaction. Donnelly, Penman, French, Haggarty & Co. delivered a valuation report to the board valuing a share of the common stock at $47.50 per share. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $50.00 per share. Subsequently, Donnelly, Penman, French, Haggarty & Co. issued an opinion to the board of directors that the cash consideration to be paid under the merger agreement was fair, from a financial point of view, to the shareholders receiving cash in the merger. A copy of the fairness opinion of Donnelly, Penman, French, Haggarty & Co. is attached as Appendix B to this proxy statement for your review.

MAY I OBTAIN A COPY OF DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.'S VALUATION REPORT?

      In connection with Donnelly, Penman, French, Haggarty & Co.'s fairness opinion, Donnelly, Penman, French, Haggarty & Co. has prepared and delivered to Capital Directions a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Bank's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative. You may also be required to execute an agreement to protect the confidentiality of the information contained in the report.

WHEN WILL THE MERGER BE COMPLETED?

      We plan to complete the transaction during the fourth quarter of 2003 so that registration of the common stock can also be terminated in the fourth quarter of 2003.

SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?

      No. After the merger transaction is completed, those shareholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates for cash.

WHO CAN HELP ANSWER MY QUESTIONS?

      If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: Timothy P. Gaylord, President and Chief Executive Officer, 322 South Jefferson Street, Mason, Michigan 48854. His telephone number is (517) 676-0500, extension 203.

WHAT DO I NEED TO DO NOW?

      - Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to approve and adopt the merger and the merger agreement.

      - For a more complete description of voting at the shareholders' meeting, see the section entitled "Additional Information About the Special Meeting -- How to vote my proxy" beginning on page ___ of this proxy statement.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

      Prior to the formation of Capital Directions as the holding company for Mason State Bank in 1988, Mason State Bank had been a reporting company to the FDIC under Section 12(g) of the Securities Exchange Act of 1934, as amended. Upon formation of Capital Directions in 1988, it became a reporting company to the SEC under Section 12(g) of the Securities Exchange Act of 1934, as the successor to the Bank. As an SEC reporting company, Capital Directions is required to prepare and file with the SEC, among other items, the following:

      -     Annual Reports on Form 10-K;

      -     Quarterly Reports on Form 10-Q; and

      - Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

      The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing the SEC documents and the word processing, specialized software and filing costs associated with the SEC reports and other filings. These SEC registration-related expenses have been increasing over the years, and we believe that they will continue to increase.

      Following the enactment of the Sarbanes-Oxley Act of 2002, at the end of September 2002, Capital Directions' president, its treasurer and one director, James W. Leasure, attended a conference devoted to the Sarbanes-Oxley Act. After attending the conference, the president was asked to investigate Capital Directions' annual costs related to SEC registration and compliance. The president presented his findings at the regular board meeting held on February 20, 2003. As a result of the meeting, the president was directed by Capital Directions' chairman to investigate the advantages and disadvantages of deregistration with the SEC.

      We decided to evaluate the costs and benefits of being a public company at this time as a result of the enactment of the Sarbanes-Oxley Act of 2002, the additional rules and regulations of the SEC related to the Act, and the additional time and costs associated in complying with the Act and its related rules and regulations. Set forth below is a breakdown of our historical and estimated external expenses related to our SEC reporting obligations:

                                                    SEC External Expenses
                                                             Estimated  Estimated  Estimated
                               2000       2001       2002       2003       2004       2005
                               ----       ----       ----       ----       ----       ----
Audit Fees:                 $ 18,150   $ 19,100   $ 20,000   $ 25,900   $ 27,000   $ 28,100
Legal Counsel:                 1,300      2,600      3,600      8,800     12,700     18,300
Corporate Communications:      1,700      2,300      2,500      3,100      3,900      4,900
SEC filing expenses:           3,000      3,800      5,000      8,200      8,300     10,700
Certification of Controls                                                 50,000
Program
Attestation Fees:                                                                    24,000
Total:                      $ 24,150   $ 27,800   $ 31,100   $ 46,000   $101,900   $ 86,000
                            ========   ========   ========   ========   ========   ========

      As a result of these expenses, the burden on management required for compliance with SEC rules and regulations, and the additional requirements of the Sarbanes-Oxley Act, Capital Directions management held internal discussions, during the 1st quarter of 2003, concerning the possibility of terminating the registration of the common stock with the SEC. Based upon these internal discussions, management concluded that any benefits from being a registered ("public") company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. Management preliminarily determined that the number of record shareholders must be reduced below 300 persons in a transaction that would be deemed by the SEC to be a "going private" transaction in order to terminate the registration of the Capital Directions common stock with the SEC. Management's subsequent review of stock records confirmed that, if Capital Directions repurchased all of the shares of every shareholder that owned fewer than 225 shares of common stock, only approximately 282 total record shareholders would remain after the purchases were completed, and 282 total shareholders is comfortably below the 300 shareholder threshold required to terminate SEC registration.

      Based upon these conclusions, management contacted its independent accountants, Crowe Chizek and Company, LLP, in April 2003 and corporate counsel in May 2003 to discuss issues related to terminating registration of the common stock with the SEC.

       During its discussions in May 2003, management discussed with Capital Directions' corporate counsel and independent accountants possible structures for a transaction by which all shares owned by holders of fewer than 225 shares would be acquired by Capital Directions. Based upon these discussions, management determined that three viable alternatives existed: a tender offer structure, a reverse stock split, and a merger of a wholly-owned subsidiary with and into Capital Directions. Based upon these discussions, management later presented these alternative structures to the board for consideration. Management also contacted Donnelly, Penman, French, Haggarty & Co., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to provide advice concerning the potential financial terms of a "going private" transaction. A chronology of the activities of the board of directors is set forth below.

      At its February 20, 2003 meeting, the board of directors first discussed the current costs and continued increase in expenses associated with Capital Directions, Inc. trading as a public company. At this special board meeting, all directors were present except Director Leasure. President Gaylord led the discussion regarding current costs of SEC registration, and the future increase in expenses as a result of the Sarbanes-Oxley Act of 2002. President Gaylord reported that 2002 direct and indirect costs were $84,483, and they were expected to increase to approximately $140,000 by 2005. The increase would amount to a seventy percent (70%) increase in costs over the next three years. The board also discussed the minimal trading activity of Capital Directions, Inc. stock. For example, the following table sets forth for the period indicated the number of days that any shares of Capital Directions' common stock were traded and the total number shares traded during the period:

                            # of Days on Which Any
        Period                  Shares Traded                   Volume
        ------                  -------------                   ------
  1/1/2003 - 3/31/2003             13 days                  6,196 shares
  4/1/2003 - 6/30/2003             10 days                  6,900 shares
  7/1/2003 - 9/30/2003             10 days                  2,100 shares

Following the discussion, President Gaylord was directed to prepare for board discussion the advantages and disadvantages of SEC registration.

      The board of directors held a special board meeting on March 13, 2003 at which all directors were present. The board met to discuss the advantages and disadvantages of being a public company. President Gaylord led the board's discussion of the regulatory process, accounting issues, valuation and fairness issues, strategies to become private, shareholder approval process, shareholder impact and the impact on Capital Directions, Inc.

      As directed by the board at the February 20, 2003 meeting, President Gaylord outlined the following advantages of being an SEC registered company.

      - More disclosure by the company makes shareholders feel more secure about their investment.

      - Registration may make the stock more marketable through an exchange such as the then-proposed BBX Exchange.

      - Investors have the ability to read and analyze company information online, from the SEC web site.

      - Investors may perceive an additional regulator as added assurance that the company is complying with the relevant laws.

      -

He also outlined the following disadvantages, especially as they applied to Capital Directions, Inc., of being registered with the SEC.

      - The banking industry is currently highly regulated and the high cost of additional SEC regulation may place Capital Directions at a competitive disadvantage.

      - According to the Sarbanes-Oxley Act a review of the company will be conducted on no less than a three year cycle, in addition to the FDIC, Michigan Office of Financial and Insurance Services and Federal Reserve reviews. New costs will probably be incurred as a result of this review process.

      - SEC regulations do not generally take into account smaller firms, rather they only have one approach for all firms. This makes it too expensive, especially for small firms, like Capital Directions, Inc.

      - With the application of the Sarbanes-Oxley Act, Capital Directions' total expenses related to SEC reporting and compliance, are expected to increase to over $140,000 by 2005, or an increase of seventy percent (70%) over the next three years.

      President Gaylord also explained the process of becoming a non-reporting company, and gave two examples of such a process, the reverse stock split and a merger. A voluntary tender offer was also discussed, but that process did not guarantee the objective of bringing the shareholder base to under three hundred. President Gaylord explained that a valuation study would be needed to determine the value of the stock. He also explained that once the board determined what to pay for the shares, a fairness opinion would be required. President Gaylord explained that Mason State Bank's capital for repurchase would need to be replaced with deposits. He also explained that the proposed transaction does fall within the Bank's long term capital plan, and that the resulting primary capital would remain at the eleven percent (11%) level. President Gaylord advised the board that shareholder approval is required if the reverse stock split or the merger option were adopted. President Gaylord also reported that from January 1, 2003 to March 12, 2003 there were thirteen reported trades of Capital Directions, Inc. stock, representing 6,196 shares.

      Director Johnson moved and Director Leasure seconded a motion to direct management to begin the process to obtain legal advice on going private, along with retaining an investment firm to conduct a valuation study. The board all voted in favor of the motion.

      At its April 17, 2003 regular board meeting, the entire board was present, and the board informed its independent accountants, Crowe Chizek, of its plan to go forward with a "going private" strategy.

      On May 1, 2003, a special board meeting was held to update the board on the proposal to complete a valuation and to discuss retaining an attorney for the purpose of the "going private" transaction. All board members were present at the meeting.

      On May 15, 2003, all board members were present at the regularly-scheduled board meeting, The different investment banking proposals were reviewed by the board. Director Dancer moved, and Director Houk seconded, a motion to authorize President Gaylord to accept the proposal from Donnelly, Penman, French, Haggarty & Co. All board members approved the motion. As a result, the investment banking firm Donnelly, Penman, French, Haggarty & Co. was selected to conduct a valuation study.

      On May 29, 2003, a special board meeting was held to review the proposals regarding legal representation in a "going private" transaction. All board members were present at the meeting. Director Oesterle moved, and Director Johnson seconded a motion, to retain Howard & Howard Attorneys, P.C. to provide the legal services for the going private transaction. All board members approved and Howard and Howard Attorney's P.C., was selected to represent the company in regard to this transaction.


      On June 23, 2003, all members were present at the regularly-scheduled board meeting, a proposal was summarized whereby the Company would engage in a transaction to reduce the number of shareholders to permit it to terminate its SEC reporting obligations. The potential costs and additional time management that would be devoted to SEC matters, along with the limited trading activity of the common stock were discussed. John Donnelly of Donnelly, Penman, French, Haggarty & Co. presented the results of their valuation study, a detailed description of which is contained in this proxy statement under the caption "Financial Fairness," indicating a fair market value of $47.50. Donnelly, Penman, French, Haggarty & Co. explained the detailed procedures performed and the financial analyses supporting the range of values. The board members discussed the different factors involved in these procedures and Donnelly, Penman, French, Haggarty & Co. described the assumptions utilized in its valuation report. Discussion took place regarding recent trades and the Company's shareholder base, the substance of which is described in the proxy statement under the captions "Structure of the Merger" and "Recommendation of our Board of Directors." Mr. Donnelly was asked if his firm was prepared to issue an opinion that a price of $50.00 per share is fair, from a financial perspective and he stated that the valuation study supports a $50.00 per share price. The $50.00 purchase price was determined by the Board and was not based on any recommendation by Donnelly, Penman, French, Haggarty & Co. The additional $2.50 was based on the estimated price appreciation that would occur over a six-month period until the closing of the transaction, using an assumed annualized earnings growth rate for the company of 10% (which approximates the company's recent experience) and no change in the then-current price-earnings multiple of the company. At the time of its June 23, 2003 meeting, the board anticipated that the merger would be completed in the fourth quarter of 2003. The board was aware that, as part of its valuation analysis,

Donnelly, Penman, French, Haggarty & Co. relied on management's projections of 2003 earnings and that such valuation included consideration of the possible appreciation of the per share price of the company's common stock which might occur if those projections were achieved. Additionally, in adopting a cash price which is $2.50 per share greater than the Donnelly, Penman, French, Haggarty & Co. valuation amount, the board believed that it adequately provided for any additional appreciation that might occur and concluded that an updated valuation was not necessary.

      President Gaylord then asked Joseph Hemker of Howard and Howard to discuss the fiduciary duties of the board in considering the proposed transaction. The board and counsel then discussed the steps necessary to complete a transaction. Counsel explained that, if the board approved the merger proposal, a proxy statement and Schedule 13E-3 would be filed with the SEC. The board considered the alternative structures for a going private transaction and after considerable discussion, the board of directors unanimously voted in favor of proceeding with the proposed "going private" merger transaction with each director indicating his or her intent to vote in favor of the merger. The board reviewed the shareholder records and determined that shares held of record by shareholders owning fewer than 225 shares should be converted to the right to receive cash in the merger. The board of directors agreed that $50.00 was a fair value for the shares of common stock to be purchased by Capital Directions in the merger and that the merger transaction was fair to all shareholders (including non-affiliated shareholders). The board then authorized management to begin the process of preparing the required transaction documents as well as the necessary SEC filings. The board also requested an opinion by Donnelly, Penman, French, Haggarty & Co. that the $50.00 per share price was fair, from a financial point of view, to the shareholders owning fewer than 225 shares who would receive cash in the merger. Donnelly, Penman, French, Haggarty & Co. later delivered a fairness opinion, dated June 30, 2003, to the board, which opinion states that $50.00 per share is fair, from a financial point of view, to all shareholders of Capital Directions, including the shareholders receiving cash in the merger.

      Following the June 23rd meeting, the board reviewed with management a draft merger agreement prepared by counsel and the board then adopted resolutions approving a form of merger agreement, authorizing management to proceed with the merger transaction and to seek shareholder approval of the merger proposal. Finally, on July 23, 2003, the board members reviewed with management a draft proxy statement and transaction statement on Schedule 13E-3 prepared by counsel and discussed the necessary SEC disclosures. Thereafter, the board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed "going private" transaction.

      The board agrees with management that the burden on management and the expense of the SEC reporting and other filing obligations outweighs any benefit from the SEC registration of our common stock. The board also determined that a merger was the preferred structure because

      - a tender offer process is more expensive, could take many months to complete, and would provide no assurances that a sufficient number of shareholders would tender their shares;

      - a reverse stock split (which would be accomplished through an amendment to the Company's Articles of Incorporation) would require a subsequent forward stock split in order to restore the Company's stock price to its approximate pre-reverse stock split range, which was viewed as complicating and burdensome.

      The board determined that the merger proposal was fair to all shareholders (including non-affiliated shareholders), generally, and specifically with respect to shareholders receiving cash in the merger. In making this determination, the board did not utilize the following procedural safeguards:

      - the merger transaction was not structured to require separate approval by a majority of those shareholders who are not officers or directors of Capital Directions or the Bank; and

      - the directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

      The board has determined that, based upon the factors described in "--Recommendation of our board of directors" below, the merger is fair to all shareholders of Capital Directions, including shareholders who are not officers or directors.

      The board did not consider any alternatives to a going private transaction. The board did not consider a possible sale of Capital Directions since no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interest of the shareholders. Further, the board did not view a sale as an alternative that could achieve the benefits of the going private transaction, including liquidity for those shareholders being paid cash in the merger while allowing a reduction of costs for Capital Directions and those shareholders who retain their shares.

PURPOSES OF AND REASONS FOR THE MERGER PROPOSAL

      The purpose of the proposed merger is to terminate Capital Directions' status as a reporting company with the SEC, which the board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. We have not, however, taken advantage of any of these benefits and will not be in a position to do so in the foreseeable future. In our experience, community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity. Moreover, our internally-generated equity growth has been sufficient to accommodate our need for capital and growth. Finally, opportunities to utilize our stock to acquire other banks have been extremely scarce and when in the rare instance they have presented themselves, our board has not deemed those opportunities to be in the best interest of our shareholders.

      In the board's judgment, the registration of Capital Directions stock with the SEC yields no advantages and, therefore, no justification exists for the continuing direct and indirect costs of registration with the SEC. In addition, the board believes that management has reduced corporate overhead as much as possible, and that the majority of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

      Capital Directions incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the 1934 Act. Examples of anticipated direct cost savings from terminating registration of the common stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

      Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $84,483 or 3.04% of our overhead expense for our 2002 reporting year and 2003 annual meeting (the "2002 reporting cycle").

These expenses consisted of the following:

Accounting Fees .................               $20,000
Securities Counsel ..............               $ 3,600
Corporate Communications ........               $ 2,500
SEC Filing Fees and Miscellaneous               $ 5,000
Internal Compliance Costs .......               $53,383

      We believe that the costs incurred over the 2002 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management's estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management's estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses.

      The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates. We expect that these estimated savings will not be realized until after the fiscal year ended December 31, 2003.

      The projected reduction in the number of total record shareholders from 449 to approximately 282 will also result in reduced expenses and less burden on management because Capital Directions will have less than 37.19% of its current number of shareholders. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to shareholders and other shareholder communications.

STRUCTURE OF THE MERGER

      The merger proposal is structured as a "going private" transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act of 1934, as amended.

      The merger has been structured so that upon consummation of the merger, Capital Directions will have fewer than 300 record holders of its shares of common stock. We have recently organized CDI Merger Co., Inc. solely to facilitate the merger transaction. CDI Merger Co. will be merged with and into Capital Directions pursuant to the terms of the merger agreement. Capital Directions will be the surviving corporation to the merger. If completed, the merger will have the following effects.

      Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owning fewer than 225 shares. Each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of fewer than 225 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $50.00 per share. After the merger and payment of that amount, holders of these shares will have no further interest in Capital Directions. These shareholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

      Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owing 225 or more shares. Each share of common stock owned of record at the close of business on the date of the Special Meeting of Shareholders, by a holder of 225 or more shares of common stock will remain outstanding and continue to represent one share of common stock in Capital Directions following the merger.

      Beneficial owners of shares of the common stock. Nominees (such as a bank or broker) may have required procedures, and shareholders holding common stock in "street name" should contact their nominees to determine how they will be affected by the merger transaction.

      Under the merger agreement, each share of common stock owned by a shareholder who holds of record fewer than 225 shares will be converted into the right to receive cash. The board selected 225 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

      - the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

      - Capital Directions would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for Capital Directions or the Bank or attracting and retaining qualified employees, directors or executive officers.

      Based on management's review with the board of Capital Directions' shareholder base, the board did not consider using a number other than 225 shares. In reliance on management's analysis, the board believes that using a number lower than 225 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 300 shareholders. Out of a total of 449 record shareholders, approximately 282 shareholders own 225 or more shares of our common stock. These 282 shareholders own, in the aggregate, approximately 98.13% of the outstanding shares of common stock.

DETERMINATION OF THE TERMS OF THE MERGER

      The structure and terms of the merger were determined by current management and the board of directors. Because CDI Merger Co. is an affiliated company, the terms of the merger cannot be considered the result of arm's-length negotiations between unrelated parties. Consequently, the board retained Donnelly, Penman, French, Haggarty & Co., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger was determined by the board of directors, in part, in reliance on Donnelly, Penman, French, Haggarty & Co.'s valuation report and fairness opinion. See "-- Financial fairness."

FINANCIAL FAIRNESS

      The board of directors believes that the merger proposal is fair to, and in the best interests of, Capital Directions and all shareholders, including those shareholders who are not officers and directors, and to all shareholders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair.

      The board of directors believes that the merger proposal is fair despite the absence of statutory safeguards identified by the SEC, namely that

      - the board did not retain an unaffiliated representative to act solely on behalf of the shareholders who are not officers or directors, including shareholders who will receive only cash in the merger, for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal; and

      - the merger proposal is not structured so that the approval of at least a majority of those shareholders who are not officers and directors is required.

      However, despite the absence of an SEC requirement to do so, the board did obtain an opinion from an unaffiliated third-party relating to the fairness of the cash consideration to be paid to certain shareholders. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the merger proposal on behalf of the non-affiliated shareholders would be costly and would not provide any meaningful additional benefit.

      The board of directors, including all of the directors who are not employees of Capital Directions, approved the merger proposal, and the board recommends that the shareholders approve the proposal. All of the members of the board of directors have expressed an intention to vote in favor of the merger proposal, including the board members who are not employees of Capital Directions or the Bank

      The board of directors required that Donnelly, Penman, French, Haggarty & Co. (i) provide its valuation of the common stock, and (ii) issue a fairness opinion on the price determined by the board of directors to be paid for shares of common stock in connection with the merger proposal. Donnelly, Penman, French, Haggarty & Co. did not recommend the amount of consideration to be paid in the going private transaction. The board imposed no limitations upon Donnelly, Penman, French, Haggarty & Co. with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. A copy of Donnelly, Penman, French, Haggarty & Co.'s fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report at the Bank's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

      Donnelly, Penman, French, Haggarty & Co., a Michigan corporation, is an independent financial advisor with extensive experience in the valuation of banks and bank holding companies in the states of Michigan, Ohio, Indiana and Illinois. The board chose Donnelly, Penman, French, Haggarty & Co. to perform the valuation based upon its reputation and management's recommendations.

      No material relationship exists or has existed within the past two years between Capital Directions, Donnelly, Penman, French, Haggarty & Co. or any of their respective affiliates. Capital Directions will pay Donnelly, Penman, French, Haggarty & Co. a fee of approximately $10,000 for its services rendered in connection with the merger and will reimburse it for out-of-pocket expenses incurred in connection with such services.

      In performing its analysis, Donnelly, Penman, French, Haggarty & Co. assumed, with Capital Directions' consent, that financial forecasts provided by Capital Directions management had been reasonably prepared, and on a basis reflecting the best currently available judgment of management, and that the forecasts will be realized in the amounts and times contemplated thereby. As part of its forecasts, Capital Directions made certain assumptions, including assumptions with regard to general economic and competitive conditions. In connection with the valuation, management provided Donnelly, Penman, French, Haggarty & Co. with Capital Directions' 2003 annual budget and 2003 Strategic Plan, including management's assumptions that the Company's internal goals of 15% return on equity, 1.50% return on assets, 8% equity to assets, 47%-50% dividend payout ratio, and a long term earnings growth rate of not less than 8% would be achieved. At the time of its June 23, 2003 meeting, the board anticipated that the merger would be completed in the fourth quarter of 2003. The board was aware that, as part of its valuation analysis, Donnelly, Penman, French, Haggarty & Co. relied on management's projections of 2003 earnings and that such valuation included consideration of the possible appreciation of the per share price of the company's common stock which might occur if those projections were achieved. Additionally, in adopting a cash price which is $2.50 per share greater than the Donnelly, Penman, French, Haggarty & Co. valuation amount, the board believed that it adequately provided for any additional appreciation that might occur and concluded that an updated valuation was not necessary.

      Donnelly, Penman, French, Haggarty & Co.'s estimate of value for the Company's shares to be cashed out in the merger involved several different valuation methods including, analysis of comparable acquisition transactions, analysis of selected comparable companies, discounted cash flow analysis, net book value, and historical trading multiples.

      Analysis of Comparable Acquisition Transactions. Under this approach, Donnelly, Penman, French, Haggarty & Co. analyzed bank/thrift acquisition transactions since January 1, 2001, where each selling entity had assets less than $250 million, a latest twelve months (LTM) return on average equity between 12.0% and 15.0%, and less than a 60% capital efficiency ratio. The data from these transactions showed an approximate median multiple of 1.81 times price to book value, 1.87 times price to tangible book value, and 16.7 times LTM earnings per share.

      The transactions Donnelly, Penman, French, Haggarty & Co. analyzed under this valuation method are the following:

                                                                                                         Announcement
           Buyer                                                  Seller                                    Date
           -----                                                  ------                                    ----
ABC Bancorp                                             Tri-County Bank                                  12/04/2000
Banc Corporation                                        CF Bancshares, Inc.                              08/09/2001
Chittenden Corp.                                        Ocean National Corporation                       10/05/2001
Colorado Business Bankshares Inc.                       First Capital Bank of Arizona                    10/24/2000
First Federal Capital Corp.                             American Community Bankshares, Inc.              05/23/2001
First Merchants Corp.                                   Francor Financial, Inc.                          02/09/2001
First Staunton Bancshares, Inc.                         Hamel Bancorp, Inc.                              11/30/2001
First Western Bancorp, Inc.                             American Bank Shares, Inc.                       05/25/2001
FNB Corp.                                               Salem Community Bkshs, Inc.                      08/01/2001
Ida Grove Bancshares, Inc.                              Alliance Bancshares, Incorporated                01/13/2001
Investor Group                                          North Star Holding Company, Inc.                 06/10/2002
Marquette County Financial Corporation                  Tanis Inc.                                       07/01/2000
Merchants and Manufacturers Bancorporation, Inc.        CBOC, Incorporated                               08/01/2000
National Mercantile Bancorp                             South Bay Bank, NA                               07/18/2001
Olmsted Holding Corp.                                   Olmsted National Bank                            10/28/2002
Pocahontas Bancorp, Inc.                                Peoples Bank                                     01/16/2002
Spectrum Bancorporation, Inc.                           Marquette Bank NE and First Western Bank NA      11/08/2001
Washington Trust Bancorp, Inc.                          First Financial Corp.                            11/12/2001

      While none of these transactions were going private transactions, Donnelly, Penman, French, Haggarty & Co. considered them comparable transactions because they were each completed subsequent to January 1, 2001 and because of the similarities in total assets, LTM return on average equity and capital efficiency ratios.

      To arrive at the multiples listed above, Donnelly, Penman, French, Haggarty & Co. first analyzed the total price for all of the comparable acquisition transactions, and reached a median price of $15.7 million. It similarly compared the purchase prices for each of the comparable transactions to each selling entity's book value and tangible book value to arrive at the purchase price to book value and purchase price to tangible book value for each transaction. For example, in the transaction between ABC Bancorp and Tri-County Bank, the total purchase price for the transaction was $7.2 million. This figure represented a 1.5537 price to book value and 1.5537 price to tangible book value. Similar calculations were made for each of the transactions, and the values were placed in a range, and the median selected. The multiples of 1.81 times price to book value and 1.87 times price to tangible book value represent the median of the related values for all of the comparable acquisition transactions. Lastly, Donnelly, Penman, French, Haggarty & Co. compared the LTM earnings per share for each of the selling entities, and arrived at a median of 16.7.

      Donnelly, Penman, French, Haggarty & Co. then multiplied the above amounts by the applicable figures for the Company as of March 31, 2003. The Company's book value per share of $24.48, multiplied by 1.81 resulted in an implied value of $44.31. The value implied by taking its tangible book value per share of $24.48 times 1.87 was $45.78. The Company's fully diluted earnings per share for the twelve months ended March 31, 2003 was $3.30, which when multiplied by 16.7 resulted in an implied value of $55.11.

      Analysis of Selected Comparable Companies. Donnelly, Penman, French, Haggarty & Co. compared operating results of the Company to certain Michigan publicly traded commercial banks and thrifts, each of which had total assets less than $1 billion and a return on average equity of between 10% and 20%. The comparable companies also had median total assets of $230 million, median total equity of $29.1 million, median total risk-based capital ratio of 14.6%, median LTM return on average assets of 1.31%, median LTM return on average equity of 12.29%, and median LTM efficiency ratio of 56.93%. From these figures, Donnelly, Penman, French, Haggarty & Co. arrived at median price multiples of 1.59 times book value, 1.59 times tangible book value and 12.7 times LTM earnings per share for the comparable companies. Applying these figures to the Company resulted in the following per share implied values: $38.92 for book value, $38.92 for tangible book value and $41.91 for LTM fully diluted earnings.

      In performing its analysis of comparable companies, Donnelly, Penman, French, Haggarty & Co. used the following Michigan commercial banks and thrifts, and deemed them comparable, because each had total assets of less than $1 billion and return on average equity between 10% and 20%:

                         Commercial National Financial Corporation
                         County Bank Corporation
                         Firstbank Corporation
                         FNBH Bancorp, Inc.
                         ICNB Financial Corporation
                         Mercantile Bank Corporation
                         MSB Financial, Inc.
                         Pavilion Bancorp, Inc.
                         PSB Group, Inc.
                         Sturgis Bancorp, Inc.
                         United Bancorp, Inc.

      To arrive at the applicable multiples, Donnelly, Penman, French, Haggarty & Co. analyzed the closing stock prices of each of the entities on March 31, 2003, and arrived at the median of those values. It then compared each company's book value and tangible book value to the closing price and arrived at a percentage of price to book value and tangible book value for each company. Donnelly, Penman, French, Haggarty & Co. then reviewed the percentages and found a median for the closing price to book value of 1.59 and the closing price to tangible book value of 1.59. Lastly, it analyzed each company's LTM earnings per share and found the median of 12.7.

      Discounted Cash Flow/ Going Concern Analysis. For this valuation approach, Donnelly, Penman, French, Haggarty & Co. prepared a discounted dividend stream analysis of the Company, which estimated after tax cash flows that the Company might produce from January 1, 2003 through December 31, 2007. The estimates assumed an annual earnings growth rate of approximately 12.1%, which is higher than the Company's historical growth rate, and is based upon the assumption that the Company's business will continue to grow in its home markets and expands into new areas (for example, for the five-year period from 1997 to 2002, the compounded growth rate of the Company's earnings per share was 9.2%). Donnelly, Penman, French, Haggarty & Co. also assumed that the Company would pay 50% of its earnings as dividends, which is consistent with Capital Directions historical payout ratio. The dividend cash flows were discounted to present value using a 12.0% discount rate to reflect the relative risk the Company's stockholders would be subject to. Donnelly, Penman, French, Haggarty & Co. believes the 12.0% discount rate to be conservatively within the range of discount factors commonly used in the banking industry. The after-tax cash flows resulting for the projected five-year period were as follows:


  2003                    2004                    2005                   2006                   2007
  ----                    ----                    ----                   ----                   ----
$748,000                $982,000               $1,168,000              $972,000              $1,026,000

      When these results were discounted back to the present using the 12.0% discount rate, it yielded the sum of $4,896,000.

      Donnelly, Penman, French, Haggarty & Co. then estimated the residual value for the Company's stock using a price to tangible book value multiple of 1.87 times based on comparable acquisition multiples described above. Using the derived tangible book value as of 12/31/2007 of $20,563,000 and multiplying it by the 1.87 yielded the product $38,452,000. Discounting the $38,452,000 to the present using the 12.0% discount factor yielded a residual cash value of $23,756,000. The per share value was thus derived as follows:

  $ 4,896,000  (present value of discounted cash
+ $23,756,000  flows for years 2003 through 2007)
  -----------  (residual cash value)
= $28,652,000
  ===========

      divided by 596,000 (assumed fully diluted shares outstanding) equals an implied value $48.07 per share.

      The board reviewed Donnelly, Penman, French, Haggarty & Co.'s discounted cash flow/going concern conclusions and analysis and has adopted it as its own and believes the $50.00 price to be paid is fair based on this measure because it is higher than the implied value of $48.07 per share.

      Net Book Value. This approach implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Donnelly, Penman, French, Haggarty & Co. found the Company net book value as of March 31, 2003 to be $14,599,000, or $24.48 per share. The board reviewed Donnelly, Penman, French, Haggarty & Co.'s net book value conclusions and analysis and has adopted it as its own and believes the $50.00 price to be paid is fair based on this measure because it is higher than the $24.48 per share resulting from the analysis.

      Current / Historical Trading Multiples. Donnelly, Penman, French, Haggarty & Co. analyzed the Company's quoted trades on the OTC Bulletin Board for various periods. For the recent 90 days before June 11, 2003, the average price was $49.88 and the most recent trade of the stock on June 11, 2003 was 100 shares at $52.00. For the 365 days before June 11, 2003, the historical average price was $45.13. The board reviewed Donnelly, Penman, French, Haggarty & Co.'s current and historical trading price conclusions and analysis and has adopted it as its own and believes the $50.00 price to be paid is fair based on this measure because it is higher than the $49.88 per share price for the recent 90 day period and the $45.13 for the 365 day period. The board considered the most recent trade at $52.00 but did not conclude that the $50.00 per share price was unfair because the $50.00 price was still $2.50 higher that the valuation price of $47.50, the most recent trade only involved 100 shares and likely involved transaction costs to the seller resulting in a net selling price around the $50.00 purchase price.


      Conclusion. Donnelly, Penman, French, Haggarty & Co. did not apply any marketability or minority discount typically applied to minority shares of relatively illiquid companies. Based on the above methods of valuation, Donnelly, Penman, French, Haggarty & Co. opined that the fair market value of the Company's common stock as of March 31, 2003 was $47.50. No company or merger utilized in Donnelly, Penman, French, Haggarty & Co.'s analyses was identical to Capital Directions. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests (in the case of acquisition transactions analysis), as well as other factors that could affect the public trading markets of companies to which Capital Directions is being compared. None of the analyses performed by Donnelly, Penman, French, Haggarty & Co. was assigned a greater significance than any other. The estimated fair market value determined by Donnelly, Penman, French, Haggarty & Co. was based on its professional judgment and not on any particular average, median or weighting of the factors above.


RECOMMENDATION OF OUR BOARD OF DIRECTORS

      Based on the factors described above and the considerations set forth immediately below, the board of directors of Capital Directions has determined that the merger proposal is in the best interests of, and fair to, the shareholders of Capital Directions (including the non-affiliated shareholders) and that the merger consideration ($50.00 per share) payable to the shareholders who receive the cash in the merger is fair to those shareholders. See "--Financial fairness." Accordingly, the board of directors unanimously approved the merger proposal, and recommends that the shareholders vote in favor of the merger and the merger agreement.

      In reaching its decision to approve the merger proposal and in making its recommendation, the Capital Directions board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

      Positive factors for all shareholders. The factors that the board considered positive for all the shareholders, including all non-affiliated shareholders, included:


      - the fact that the cash price per share of $50.00 offered in the merger represents a 197% premium over the September 30, 2003 book value per share of $25.39;


      - the fact that the board retained and received advice from an independent financial advisor, Donnelly, Penman, French, Haggarty & Co., in determining the fairness of the price of $50.00 per share;

      - the fact that the board retained and received advice from independent legal counsel in evaluating the terms of the merger agreement; and

      - the opinion of Donnelly, Penman, French, Haggarty & Co., dated June 30, 2003, that the merger consideration to be received by holders of fewer than 225 shares pursuant to the merger agreement is fair to the Capital Directions shareholders from a financial point of view.

      Positive factors for shareholders who receive cash in the merger. In addition to the positive factors applicable to all shareholders set forth above, the factors that the board considered positive for the shareholders who receive cash in the merger (including non-affiliated shareholders) included:

      - the fact that the merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the merger; and

      - the fact that no brokerage or other transaction costs are to be incurred by shareholders who receive cash in the merger.

      Positive factors for remaining shareholders. In addition to the positive factors applicable to all shareholders set forth above, the factors that the board considered as positive for the shareholders who will remain shareholders following the merger, including all such non-affiliated shareholders, included:

      - the fact that such shareholders would have the opportunity to participate in any future growth and earnings of Capital Directions;

      - the fact that such shareholders, including Capital Directions' officers and directors, would not be required to pay income taxes as a result of the merger; and

      - the fact that the remaining shareholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of Capital Directions for no longer having to comply with SEC requirements.

      Negative factors for all shareholders. The factors that the board of directors considered negative for all the shareholders, including all non-affiliated shareholders, included:

      - the fact that the directors and executive officers of Capital Directions have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that the directors and executive officers will retain their shares in the merger and their ownership interests will increase modestly; and

      - the fact that there was no independent committee of the board charged with negotiating the terms of the merger on behalf of the shareholders and no unaffiliated representative was retained by the board to act solely on behalf of the non-affiliated shareholders.

      Negative factors for shareholders receiving cash in the merger. In addition to the negative factors applicable to all shareholders set forth above, the factors that the board considered negative for the shareholders who would receive cash in the merger included:

      - the fact that such shareholders would not have the opportunity to participate in any future growth and earnings of Capital Directions;

      - the fact that such shareholders would be required to pay income tax on the receipt of cash in the merger; and

      - the fact that the board is not seeking the approval of a majority of these shareholders receiving cash in the merger.

      Negative factors for remaining shareholders. In addition to the negative factors applicable to all shareholders set forth above, the factors that the board considered negative for the shareholders who will retain their shares in the merger, including all such non-affiliated shareholders, included:

      - the fact that after the completion of the merger and registration is terminated, the shareholders will have decreased access to information about Capital Directions;

      - the fact that after the completion of the merger, there will be approximately 167 fewer shareholders and the Company's stock will be traded on the Pink Sheets instead of the OTC Bulletin Board, which may reduce liquidity in the Company's stock; and

      - the fact that after the completion of the merger, Capital Directions will not be subject to the periodic reporting, proxy rules and
            Section 16 of the 1934 Act.


      While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of Capital Directions' shareholders. In connection with its determination, the board did not consider, and did not request that Donnelly, Penman, French, Haggarty & Co. evaluate Capital Directions' liquidation value. The board did not consider Capital Directions' liquidation value to be a relevant measure of valuation, given that the $50.00 price per share offered in the merger represents a 204% premium over the book value per share of $24.48 at March 31, 2003. While the board believes that the liquidation value of the company may exceed the company's book value, the significant disparity between the $50.00 purchase price and the company's book value made it unnecessary to evaluate Capital Directions' liquidation value. Because of this significant disparity, the board believes the company's liquidation value would be less than the $50.00 purchase price. It was the determination of the board, based on the company's historically strong operating performance and the goodwill that it has established in connection with the operation of its subsidiary bank beginning in 1886, that Capital Directions is more valuable as a going concern than its book value per share

      The board did not consider the prices at which Capital Directions had repurchased its stock over the past two years because all of those transactions occurred in 2001 and 2002 and were viewed as outdated and all were well-below the $50.00 purchase price.


      The board also did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of Capital Directions. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did review information provided to it by Donnelly, Penman, French, Haggerty & Co. which, among other things, included information concerning prices paid in acquisition transactions. The board does not believe that its decision not to invite third party offers impacted its fairness determination. Likewise, as discussed previously in "SPECIAL FACTORS - Background of the Merger Proposal," the board did not consider any alternatives to a going private transaction since only the going private transaction would result in Capital Directions and the Bank continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a "public" company. See "SPECIAL FACTORS -- Operations of the Bank Following the Merger" and " - Background of the Merger Proposal." The board believes that its conclusions with respect to the fairness of the transaction as set forth in "SPECIAL FACTORS - Financial Fairness" and this section are not altered by the fact that it did not consider any alternatives to a going private transaction.


      The board considered the timing of the transaction in its analysis only to the extent that the increased burdens resulting from the Sarbanes-Oxley Act of 2002 would likely impact the Company more significantly in connection with the Company's preparation of its 2003 annual report and for its 2004 annual meeting than the Act did in connection with its 2003 annual meeting.

      The board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Capital Directions or the Bank for purposes of negotiating the terms of the merger transaction or preparing a report on the fairness of the transaction. Nor did the company structure the transaction so the approval of at least a majority of unaffiliated security holders is required. Shareholders who are expected to receive cash in the merger represent less than 2% of the common stock. The merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group own 7.63% of the outstanding common stock of Capital Directions. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of shareholders receiving cash in the merger, the board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Capital Directions and/or requiring a majority of unaffiliated shareholders to approve the transaction were unnecessary for this transaction.

      Below is a list of transactions in Capital Directions common stock for the period from May 1, 2003 to September 30, 2003 in which the transaction price exceeded the $50.00 per share price determined by the board:

                                                                                             Discount that $50.00
                                                                                           Purchase Price Represents
             Date                       # of Shares                    Price*               to Actual Transactions
             ----                       -----------                    ------               ----------------------
May 22, 2003                                500                        $50.50                        1.0%
June 11, 2003                               100                         52.00                         3.8
June 23, 2003                               800                         52.00                         3.8
July 1, 2003                                200                         52.00                         3.8
July 14, 2003                               100                         55.00                         9.1
July 15, 2003                               100                         55.00                         9.1
August 11, 2003                             200                         51.50                         2.9
August 13, 2003                             100                         55.00                         9.1
September 9, 2003                           600                         51.50                         2.9
September 10, 2003                          100                         51.60                         3.1
September 11, 2003                          300                         51.50                         2.9
September 19, 2003                          200                         54.00                         7.4
September 25, 2003                          200                         52.55                         4.9

      *Based on closing price as reported on America Online.

      The board did not consider the discounts as compared to recent market prices in making its recommendation. Rather, the board relied on the valuation report of its investment banker, Donnelly, Penman, French, Haggarty & Co., as to the fair value of the company's common stock as a result of that firm's substantial experience and expertise in the valuation of banking companies similar to Capital Directions. The board believes its reliance on the valuation of its investment banker is preferable to reliance on any particular potentially short-term movement in a stock's price, as the market for community bank stocks, like the market generally, may be subject to periods of substantial volatility. The board also considered the fact that, unlike the transactions above, no brokerage fees would be incurred by shareholders receiving cash in the going private transaction.


      Likewise, the board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. Capital Directions' board of directors consists of seven (7) persons, only one of whom is an officer of Capital Directions. In view of the makeup of the board it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders.

      The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

      The board, based upon the factors outlined above, believes that the merger proposal is fair to all shareholders of Capital Directions, including all non-affiliated shareholders.


PURPOSES AND REASONS OF CDI MERGER CO., INC. FOR THE MERGER PROPOSAL



      CDI Merger Co. was organized solely for the purpose of facilitating the merger transaction. As a result CDI Merger Co.'s purpose and reasons for engaging in the merger transaction are the same as those set forth in "--Purposes of and reasons for the merger proposal."



POSITION OF CDI MERGER CO., INC. AS TO THE FAIRNESS OF THE MERGER



      CDI Merger Co. has considered the analyses and findings of the Capital Directions board of directors with respect to the fairness of the merger proposal to the Capital Directions shareholders, including all non-affiliated Capital Directions shareholders. As of the date hereof, CDI Merger Co. adopts the analyses and findings of the Capital Directions board of directors with respect to the merger, and believes that the merger is fair to the Capital Directions shareholders, including the non-affiliated shareholders of Capital Directions. See "--Recommendation of our Board of Directors." The merger agreement has been approved by CDI Merger Co.'s board of directors and Capital Directions, as the sole shareholder of CDI Merger Co.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The officers and directors of Capital Directions and the Bank who are also shareholders will participate in the merger in the same manner and to the same extent as all of the other shareholders of Capital Directions. See "-- Financial fairness." However, all of the directors and the executive officers own in excess of 225 shares and will, therefore, retain their shares in the merger, unlike many other shareholders who will be required to relinquish their interest in Capital Directions as a result of the merger. And, if the merger is completed, the respective ownership percentages of each of the directors and some of the executive officers will increase, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the merger, the collective ownership interest of the directors and officers will increase from 7.63% to approximately 7.78%. See "Security Ownership of Certain Beneficial Owners and Management."


      Except as set forth in the immediately preceding paragraph, the executive officers and directors of Capital Directions are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of Capital Directions. Capital Directions has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Capital Directions and the Bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

CERTAIN CONSEQUENCES OF THE MERGER; BENEFITS AND DETRIMENTS TO AFFILIATED AND NON-AFFILIATED SHAREHOLDERS

      Pursuant to the terms of the merger agreement, following shareholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, CDI Merger Co. will be merged with and into Capital Directions, and Capital Directions will continue as the surviving company in the merger. The merger will cause a reduction in the number of Capital Directions' shareholders from approximately 449 to approximately 282. Further, the merger will result in termination of the registration of the common stock with the SEC, which will eliminate the reporting and proxy solicitation obligations of Capital Directions pursuant to the Securities Exchange Act of 1934.

      The shares that are acquired in the merger will be cancelled. Because all shares of common stock held by the shareholders, who, at the close of business on the date of the Special Meeting of Shareholders, own fewer than 225 shares will be cancelled in the merger, shareholders who own these shares will cease to participate in future earnings or growth, if any, of Capital Directions or benefit from any increases, if any, in the value of Capital Directions or its stock, and they no longer will bear the risk of any decreases in value.

      Distributions by the surviving Capital Directions after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of Capital Directions and not to the shareholders who receive cash in the merger.

      The merger will also provide shareholders who receive cash in the merger a cost-effective way to cash out their investments, because Capital Directions will pay all transaction costs in connection with the merger proposal.

      A potential disadvantage to shareholders who remain as shareholders after the merger is completed and registration terminated is decreased liquidity and decreased access to information about Capital Directions.

      A potential disadvantage to shareholders receiving cash in the merger include the tax consequences described in "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page __ below.

OPERATIONS OF THE BANK FOLLOWING THE MERGER

      Following the merger, Capital Directions and the Bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Capital Directions immediately after the merger. Capital Directions and the Bank's charter and by-laws will remain in effect and unchanged by the merger. The deposits of the Bank will continue to be insured by the FDIC. The corporate existence of neither Capital Directions nor the Bank will be affected by the merger. Capital Directions and the Bank will continue to be regulated by the same agencies that regulated each entity before the merger.

FINANCING OF THE MERGER

      The funds necessary to acquire shares of common stock in the merger, approximately $551,450, are anticipated to come from working capital at the holding company and from a special dividend paid to Capital Directions by the Bank. Although this dividend will reduce the capital of the Bank, the Bank will be well-capitalized both before and after the dividend.

SOURCE OF FUNDS AND EXPENSES

      We estimate that approximately $551,450 will be required to pay for the fractional shares of Capital Directions common stock exchanged for cash in the merger. We intend to finance the merger using existing capital. Additionally, Capital Directions will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees                            $   182

Legal fees                                 $25,000

Accounting fees                            $ 2,500

Financial Advisory Fees                    $12,000

Printing costs                             $ 1,800

Transfer Agent Fees                        $ 9,860

Other                                      $ 1,000

Total                                      $52,342

CERTAIN TERMS OF THE MERGER

      The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

EFFECTIVE TIME OF THE MERGER

      We are working to complete the merger during December, 2003 so that we will terminate our registration with the SEC by December, 2003. However, we cannot guarantee that the merger will be effective by the end of December 2003.

      The merger will become effective at the time (i) of the filing with and acceptance for record of the certificate of merger by the Department of Consumer and Industry Services of the State of Michigan, or (ii) at such time as we specify in the certificate of merger (not to exceed 90 days after the certificate of merger is accepted for filing by the Michigan Department of Consumer and Industry Services). The certificate of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to consummation of the merger."

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES

      As soon as practicable after the merger is completed, we will mail to each shareholder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates. When these shareholders deliver their stock certificates to us along with the letter of transmittal and any other required documents, their stock certificates will be cancelled and they will be issued a check in the amount of $50.00 per share of common stock that is being cancelled in the merger.

      When the merger is completed, the shares of common stock owned by each shareholder receiving cash in the merger will automatically be converted into cash without any further action on the shareholder's part. In order to receive the cash, however, such shareholders must deliver to Capital Directions their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments or otherwise; and all expenses will be borne by Capital Directions. A shareholder will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the shareholder has surrendered his or her stock certificates to us. Each shareholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL

CONDITIONS TO CONSUMMATION OF THE MERGER

      The boards of directors of Capital Directions and CDI Merger Co. have approved the merger agreement and authorized the consummation of the merger. As the sole shareholder of CDI Merger Co., Capital Directions has approved the merger. The completion of the merger depends upon a number of events, including:

      - the approval of the merger and the merger agreement by the shareholders of Capital Directions;

      - the approval of the merger and the merger agreement by the shareholders of CDI Merger Co.;

      - the filing of a certificate of merger with the Michigan Department of Consumer and Industry Services; and

      - the receipt of all regulatory approvals, if any. See "-- Regulatory requirements."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

      The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of CDI Merger Co., generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

      - changes the amount or kind of consideration that you will receive for your shares of common stock;

      - changes any provision of Capital Directions' articles of incorporation; or

      - changes any of the terms of the merger agreement, if the change would adversely affect your rights as a shareholder.

      No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

      The merger agreement may be terminated by the mutual consent in writing of Capital Directions and CDI Merger Co. at any time before the filing of a certificate of merger with the Michigan Department of Consumer and Industry Services. At this time, the parties have no intention of terminating the merger agreement.

REGULATORY REQUIREMENTS

      Except for the filing of the certificate of merger with the Department of Consumer and Industry Services of the State of Michigan upon the approval of the merger by the Capital Directions shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

RIGHTS OF DISSENTING SHAREHOLDERS, ACCESS TO CORPORATE FILES, APPRAISAL SERVICES

      Under applicable Michigan laws and Capital Directions' articles of incorporation and bylaws, Capital Directions' shareholders do not have the right to dissent from the merger and to receive the fair value of their shares in cash. However, Michigan law does give a shareholder of Capital Directions the right to bring an action in Ingham County Circuit Court to establish that the acts of the board of directors are illegal, fraudulent or willfully unfair and oppressive to Capital Directions or to the shareholder. Shareholders also have a right to bring an action against the board to establish that actions taken by the board constituted a breach of their fiduciary duties. If successful in any such action, the shareholder would be entitled to obtain the purchase price for the fair value of his or her shares, or in the alternative, an injunction against completion of the merger.

      Except as provided in this proxy statement under the captions "Where You Can Find More Information" and "May I obtain a copy of Donnelly, Penman, French, Haggarty & Co.'s valuation report", there have been no provisions established to grant unaffiliated security holders access to Capital Directions' corporate files or to obtain counsel or appraisal services at Capital Directions' expense.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

      The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Capital Directions does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, Capital Directions does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

      This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

      -     shareholders who are not citizens or residents of the United States;

      -     financial institutions;

      -     tax-exempt organizations and entities, including IRAs;

      -     insurance companies;

      -     dealers in securities; and

      - shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Shareholders Who Retain Their Shares.

      If you are a shareholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Shareholders Who Receive Cash For Their Shares.

      If you are a shareholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by Capital Directions under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock. The gain or loss will be measured by the difference between the amount of cash received, $50.00 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock for more than one year at the time the merger is completed.

      Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder or (iii) completely terminates the shareholder's interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in Capital Directions immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the shareholder has an option to acquire. If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in Capital Directions, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to Capital Directions, CDI Merger Co. And The Bank.

      Neither Capital Directions, CDI Merger Co. nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

      Certain shareholders of Capital Directions may be subject to backup withholding on the cash payments received for their shares of common stock. Backup withholding will not apply, however, if you furnish to Capital Directions a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

      Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

      This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

PRO FORMA EFFECT OF THE MERGER


      The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on Capital Directions' financial statements as of and for the nine months ended September 30, 2003 and as of and for the year ended December 31, 2002. Management has prepared this information based on its estimate that Capital Directions will pay $50.00 to shareholders in lieu of fractional shares in the merger. Please see "Pro Forma Financial Information" for the complete pro forma financial information relating to this transaction.


                        SELECTED PRO FORMA FINANCIAL DATA
                      (In thousands except per share data)


                                              As of and for the       As of and for
                                              Nine months ended      the year ended
                                             September 30, 2003     December 31, 2002
                                             ------------------     -----------------
Net interest income                               $  3,377               $  4,511
Provision for loan losses                                0                      0
Non-interest income                               $    749               $  1,005
Non-interest expense                              $  2,200               $  2,752
Income taxes                                      $    539               $    864
Net earnings                                      $  1,387               $  1,900


PER COMMON SHARE
Basic earnings per share                          $   2.40               $   3.27

Diluted earnings per share                        $   2.37               $   3.25
Book value                                        $  24.89               $  23.67

AT PERIOD END

Assets                                            $129,845               $126,214
Shareholders' equity                              $ 14,413               $ 13,746
Common shares outstanding                          580,381                580,381
Weighted average shares outstanding                579,096                580,801


TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION

      Capital Directions' common stock is currently registered under the Securities Exchange Act and quoted on the OTC Bulletin Board. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Capital Directions common stock. Upon the completion of the merger, Capital Directions will have approximately 282 shareholders of record. We intend to apply for termination of the registration of Capital Directions' common stock under the Securities Exchange Act as promptly as possible after the effective date of the merger. In addition, Capital Directions' common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the merger will only occur in the "pink sheets" or in privately negotiated transactions.

      Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Capital Directions to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under
Section 14(a) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to Capital Directions.

      We estimate that termination of the registration of Capital Directions common stock under the Securities Exchange Act will save Capital Directions approximately $84,483 per year in legal, accounting, printing, management time and other expenses per year.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING

      We are soliciting proxies through this proxy statement for use at a special meeting of Capital Directions shareholders. The special meeting will be held at ________________ on _________________, 2003, at Mason State Bank's
Main Office at 322 S. Jefferson St., Mason, Michigan 48854.

RECORD DATE AND MAILING DATE

      The close of business on , 2003, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about _____________, 2003.

NUMBER OF SHARES OUTSTANDING

      As of the close of business on the record date, Capital Directions had 1,300,000 shares of common stock, $5.00 par value, authorized, of which 591,410 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSE OF SPECIAL MEETING

      The purposes of the special meeting are:

      1. To consider and act upon a proposal to approve the merger of CDI Merger Co., Inc., a wholly-owned subsidiary of Capital Directions, with and into Capital Directions as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Capital Directions common stock owned of record at the close of business on the shareholder meeting date, by a holder of fewer than 225 shares of common stock, will be converted into, and will represent the right to receive from Capital Directions $50.00 cash per share; and (b) each share of Capital Directions common stock owned of record at the close of business on the shareholder meeting date, by a holder of 225 or more shares of common stock will continue to represent one share of Capital Directions common stock after the merger.

      2. To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

VOTING AT THE SPECIAL MEETING

      The merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. On __________________, 2003, Capital Directions' directors and executive officers owned, directly or indirectly, 45,153, representing approximately 7.63%, of the approximately 591,410 outstanding shares of common stock as of that date. Each of the directors has indicated that he or she intends to vote his or her shares in favor of the proposed merger.

DISSENTERS' RIGHTS

      The applicable Michigan laws and provisions of Capital Directions' articles of incorporation and bylaws do not entitle shareholders of Capital Directions to dissent from the merger. See "Description of the Merger-Dissenters' Rights."

PROCEDURES FOR VOTING BY PROXY

      If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of

Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

      You can revoke your proxy at any time before it is voted by delivering to Kimberly A. Dockter, Treasury & Administrative Officer, 322 South Jefferson Street, Mason, Michigan 48854, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

      A quorum will be present at the meeting if a majority of the outstanding shares of Capital Directions common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the merger requires the affirmative vote of a majority of the shares of Capital Directions entitled to vote on Proposal 1. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

      Based on the 591,410 shares outstanding as of the record date, a quorum will consist of 295,706 shares represented either in person or by proxy. Based on the 591,410 shares outstanding as of the record date, the minimum number of votes required to be cast in favor of the proposal in order to approve the merger is 295,706.

      Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, an abstention has the effect of a vote against the proposal.

      Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, a broker non-vote has the effect of a vote against the proposal.

SOLICITATION OF PROXIES

      Proxies are being solicited by our board of directors, and Capital Directions will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

           INFORMATION ABOUT CAPITAL DIRECTIONS AND ITS AFFILIATES

GENERAL

      Capital Directions is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. Capital Directions was incorporated under the laws of the State of Michigan on August 11, 1987 to serve as the holding company for its sole bank subsidiary, Mason State Bank ("the Bank"). Capital Directions has no substantial assets except its investment in the Bank. The Federal Reserve Board regulates Capital Directions. Capital Directions' address is 322 South Jefferson Street, Mason, Michigan 48854 and its telephone number is (517) 676-0500.

      The Bank was organized in 1886 under the laws of Michigan and is subject to the Michigan Banking Code of 1969. It is insured by the Bank Insurance Fund through the Federal Deposit Insurance Corporation. The Bank is regulated by the Michigan Office of Financial and Insurance Services and the Federal Deposit Insurance

Corporation. The Bank provides services to individuals, businesses, local, state and federal governmental units and institutional customers located in Mason, Leslie and the surrounding areas. Services include demand deposits, savings and time deposits, collections, cash management, night depositories and personal, installment, commercial and real estate loans. The Bank offers a credit card program affiliated with the Visa and MasterCharge Inter-Bank charge card system. The Bank maintains a correspondent relationship with several of the major banks in the Detroit area and elsewhere, in order to provide for the clearance of checks, the transfer of funds, the periodic purchase and sale of Federal funds, and participation in large loans which would be beyond the Bank's legal lending limit if made by the Bank alone.

      The Bank's principal office is located at 322 South Jefferson Street, Mason, Michigan. It operates branches at 661 North Cedar Street, Mason, Michigan and at 810 W. Bellevue, Leslie, Michigan. The Bank owns its main office and Cedar Street office. The facility in Leslie is operated under a lease agreement. The Bank has full and part-time employees (38 full-time equivalents).

      In addition to its traditional banking business, the Bank operates an insurance agency subsidiary and a mortgage company subsidiary. The Bank purchased Lakeside Insurance Services, Inc. in 1994 to take advantage of the expanded insurance powers granted to banks in 1994. Lakeside is licensed in Michigan to sell life, accident and health, multiple line property and casualty insurance and variable annuity contracts.

      Mason State Mortgage Company, LLC was formed on July 16, 2002 to allow for expansion of mortgage product offerings as well as certain tax savings. This was facilitated by a 99% ownership by the Bank and a 1% ownership by Capital Directions.


CDI MERGER CO., INC.



      CDI Merger Co. is a newly-formed Michigan corporation, and is a wholly-owned subsidiary of Capital Directions, Inc. CDI Merger Co. was organized solely for the purpose of facilitating the merger transaction. CDI Merger Co. will merge into Capital Directions and will cease to exist after the merger. CDI Merger Co. has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. CDI Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of CDI Merger Co.'s principal offices are the same as Capital Directions.



      CDI Merger Co. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding, excluding traffic violations and similar misdemeanors, during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.


DIRECTORS AND EXECUTIVE OFFICERS OF CAPITAL DIRECTIONS, INC.


      The following sets forth certain information with respect to Capital Directions' Executive Officers as of September 30, 2003.


                                Position With                 First Elected as an
Name (Age)                    Capital Directions         Officer of Capital Directions
----------                    ------------------         ------------------------------
Gerald W. Ambrose (53)        Chairman                               1994
Marvin B. Oesterle (51)       Vice Chairman                          1981
Timothy P. Gaylord (48)       President and C.E.O.                   1995
Douglas W. Dancer (62)        Secretary                              1990
Lois A. Toth (52)             Treasurer                              1998

      Mr. Ambrose is a director and Chairman of the board of directors of Mason State Bank.

      Mr. Oesterle is a director and Vice Chairman of the board of directors of Mason State Bank.

      Mr. Gaylord is a director and President and Chief Executive Officer of Mason State Bank.

      Mr. Dancer is a director and Secretary of the board of directors of Mason State Bank.

      Ms. Toth is Vice President, Controller and Cashier of Mason State Bank.

           Capital Directions' executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of Shareholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

      Set forth below is biographical information regarding each of our directors:


                               PRINCIPAL OCCUPATION FOR THE             DIRECTOR
NAME                   AGE     LAST FIVE YEARS OR MORE                  SINCE(1)
----                   ---     -----------------------                  --------
Gerald W. Ambrose      53      County Controller for the County of      1990
                               Ingham; Chairman of the board, Mason
                               State Bank and the Company.  His
                               principal business address is 341 S.
                               Jefferson St., Mason, MI 48854

Douglas W. Dancer      62      Partner, Nu-Horizons, Inc., Realtor,     1986
                               Vision Real Estate, and Former
                               President, Dancer's Inc. Department
                               Stores; Secretary of the board, Mason
                               State Bank and the Company.  His
                               principal business address is 566 N.
                               Cedar St., Mason, MI 48854

Timothy P. Gaylord     48      President & Chief Executive Officer      1995
                               of Mason State Bank and the Company.
                               President and sole director of CDI
                               Merger Co., Inc. His principal
                               business address is 322 South
                               Jefferson Street, Mason, Michigan
                               48854.

Peter D. Houk          58      Partner, Fraser, Trebilcock, Davis &     2003
                               Dunlap PC and Retired Circuit Court
                               Judge.  His principal business
                               address is 124 W. Allegan St., #1000,
                                Lansing, MI 48933.

Paula J. Johnson       56      Realtor, Vision Real Estate and          1996
                               Developer, PAL, LLC i.e.: Vision
                               Village Condominiums.  Her principal
                               business address is 217 S. Cedar St.,
                                 Mason, MI 48854.

James W. Leasure       52      Owner, Showtime, Inc. and Wash           2000
                               Express.  His principal business
                               address is 969 Eden Rd., Mason, MI
                               48854.

Marvin B. Oesterle     51      Partner, Oesterle Brothers Seed Corn;    1981
                               Vice Chairman of the board, Mason
                               State Bank and the Company.  His
                               principal business address is 1975
                               Okemos Rd., Mason, MI 48854.


      (1) Includes service as a director of the Company's wholly-owned subsidiary, Mason State Bank.

All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at the Company is 322 South Jefferson Street, Mason, Michigan 48854, telephone
(517) 676-0500.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following table sets forth information as of ___________, 2003 with respect to the persons and groups known to Capital Directions to be the beneficial owners of more than five percent of Capital Directions' common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

                             Prior to Merger                      After Merger
                             ---------------                      ------------
Name and Address          Number of      Percent of         Number of       Percent of
of  Beneficial             Shares          Shares            Shares           Shares
Owner                   Beneficially    Beneficially      Beneficially     Beneficially
                           Owned           Owned             Owned            Owned
                           -----           -----             -----            -----
5% or more
beneficial owners:

June M. Oesterle          54,586(1)         9.24%             54,586(1)         9.41%
Trust
Lyle M. Oesterle
Trust
1975 Okemos Road
Mason, MI 48854

Colin J. Fingerle          37,343           6.31%              37,343           6.43%
Trust(2)
845 Argentine Rd.
Howell, MI  48843

Executive officers
and directors:

Gerald W. Ambrose           1,111              *                1,111              *
Douglas W. Dancer          20,933           3.54%              20,933           3.61%
Timothy P. Gaylord          9,808           1.66%               9,808           1.69%
Peter D. Houk                 225              *                  225              *
Paula J. Johnson              450              *                  450              *
James W. Leasure            8,492           1.44%               8,492           1.46%
Marvin B. Oesterle          3,934              *                3,934              *
Lois A. Toth                  200              *                  200              *

All directors and
executive officers
as a group (8
persons)                   45,153           7.63%              45,153           7.78%

--------
*Less than one percent

(1) Total of shares owned by both the June M. Oesterle Trust of which June M. Oesterle is the sole trustee and the Lyle M. Oesterle Trust of which Lyle M. Oesterle, spouse of June M. Oesterle, is sole Trustee.

(2) Mr. Colin J. Fingerle is the sole trustee of the Colin J. Fingerle Trust and exercises both voting and dispositive powers with respect to shares held of record by the trust.

RECENT AFFILIATE TRANSACTIONS IN CAPITAL DIRECTIONS STOCK

      With the exception of routine periodic purchases through the Company's 401(k) plan, there were no transactions in Capital Directions' common stock by its affiliates which have occurred over the last sixty days except as follows. On September 8, 2003, the Company's President, Timothy P. Gaylord exercised stock options to purchase 900 shares of Capital Directions' common stock at $21.875 per share.

STOCK REPURCHASES BY CAPITAL DIRECTIONS, INC.

      During the past two years, Capital Directions has repurchased the following shares of its common stock:

   Date           # of Shares    Price per Share        Cost
   ----           -----------    ---------------        ----
27-Dec-01             3,000             $39.42       $118,260.00
01-May-02             5,252              39.30        206,403.60
09-May-02             1,396              40.00         55,840.00
05-Dec-02             1,265              43.00         54,395.00
---------            ------             ------       -----------
    Total            10,913                          $434,898.60

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

      Capital Directions' common stock is quoted on the OTC Bulletin Board under the symbol "CTDN." The table below sets forth the high and low sales prices for the common stock from January 1, 2001, through September 30, 2003 as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                               Dividend
                            High      Low      Declared
                            ----      ---      --------
2003
  First Quarter            $49.75   $43.00       $.39
  Second Quarter            52.00    48.25       $.39
  Third Quarter             55.00    50.00       $.39

2002
  First Quarter            $39.50   $38.00       $.39
  Second Quarter            41.95    38.25       $.39
  Third Quarter             43.00    39.60       $.39
  Fourth Quarter            43.50    40.61       $.39

2001
  First Quarter            $40.00    36.25       $.34
  Second Quarter            39.75    36.37        .35
  Third Quarter             40.25    37.00        .36
  Fourth Quarter            41.00    37.50        .37

      As of July 16, 2003, there were approximately 449 common shareholders of record, which includes those persons for whom Cede & Co. serves as nominee.

      After the merger, the Capital Directions common stock will no longer be quoted on the OTC Bulletin Board or be eligible for trading on an exchange or automated quotation system operated by a national securities association. Capital Directions will not be required to file reports under the Securities Exchange Act, and its common stock will not be registered under the Securities Exchange Act. Capital Directions anticipates that its stock will continue to be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Stifel, Nicolaus & Co., Inc., Howe Barnes Investments, Inc., and Oppenheimer & Co., Inc. have agreed to continue to use its best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

DESCRIPTION OF COMMON STOCK

      The Bank is authorized to issue 1,300,000 shares of common stock, par value $5.00 per share. The authorized but unissued and unreserved shares of capital stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans. Generally no shareholder approval is required for the issuance of these shares, except for shares to be offered to directors, officers and controlling persons (as defined under applicable federal regulations) in other than a public offering.

      Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Capital Directions. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

      Dividends. Capital Directions has consistently issued dividends to the holders of the common stock, who are and will continue to be entitled to share equally in any such dividends. For additional information as to dividends, see "Dividend Policy" below.

      Liquidation. In the unlikely event of the complete liquidation or dissolution of Capital Directions, holders of the common stock would be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

      Other Characteristics. Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of Capital Directions without first offering such shares to existing shareholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by Capital Directions of the full purchase price therefore are fully paid and nonassessable.

      Transfer Agent and Registrar. The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, New York, New York.

DIVIDEND POLICY

      Future dividend payments may be made at the discretion of Capital Directions' board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

                       SELECTED HISTORICAL FINANCIAL DATA

FINANCIAL CONDITION DATA:


                         As of                   At December 31,
                      September 30,              ---------------
                          2003        2002        2001        2000        1999        1998
                        --------    --------    --------    --------    --------    --------
                                                 (in thousands)
Assets                  $129,845    $126,214    $117,277    $115,023    $105,713    $100,229
Loans, net               106,806      96,055      91,784      84,596      88,057      80,904
Cash and cash              2,663       8,434       6,973       8,566       3,151       3,321
  equivalents
Securities available
  for sale                 9,775      12,644      12,200      15,670       9,751       5,320
Securities held to
  maturity                   900         400           0           0           0       6,276
Deposits                  75,557      74,707      70,933      72,423      72,030      72,389
Borrowed Funds            37,386      35,401      31,125      29,492      20,561      15,593
Shareholders' Equity      15,017      14,350      13,763      12,834      11,828      10,997
Book value per share    $  25.39    $  24.36    $  23.09    $  21.46    $  19.82    $  18.48


OPERATING DATA:


                              Year to Date
                              September 30,    For Years Ended December 31,
                                               ----------------------------
                                 2003        2002     2001     2000     1999
                                 ----        ----     ----     ----     ----
                                               (in thousands)
Interest Income                    5,570    7,897    8,049    7,958    7,525
Interest Expense                   2,183    3,372    3,715    3,798    3,440
                                  ------    -----    -----    -----    -----
Net interest income
  before provision
  For loan losses                  3,387    4,525    4,334    4,160    4,085
Provision for loan losses              0        0        0        6       48
                                  ------    -----    -----    -----    -----
Net interest income
  after provision for
  loan losses                      3,387    4,525    4,334    4,154    4,037
Noninterest income                   749    1,005      819      794      592
Noninterest expense                2,200    2,752    2,640    2,569    2,471
                                  ------    -----    -----    -----    -----
Income before income
  tax expense                      1,936    2,778    2,513    2,379    2,158
Income tax expense                   542      868      775      729      659
                                  ------    -----    -----    -----    -----
Net Income                         1,394    1,910    1,738    1,650    1,499
                                  ======    =====    =====    =====    =====
Basic earnings per share          $ 2.36    $3.23    $2.91    $2.76    $2.51

Diluted earnings per share        $ 2.33    $3.20    $2.88    $2.74    $2.49



                                          At        At or for the Year Ended December 31,
                                     September 30,  -------------------------------------
                                         2003       2002       2001       2000       1999
                                         ----       ----       ----       ----       ----
Return on assets (net income
  as a percentage of average
  total assets)                           1.48       1.56       1.53       1.54       1.44

Return on equity (net income
  as a percentage of average
  equity)                                12.37      13.66      12.94      13.28      13.06
Equity-to-assets ratio
  (average equity as a
  percentage of average
  total assets)                          11.96      11.44      11.83      11.59      11.00
Interest rate spread                      3.32       3.35       3.35       3.37       3.52
Net interest margin
  for period                              3.89       3.98       4.11       4.18       4.26
Noninterest expense, as a
  percentage of average
  total assets                            2.34       2.25       2.32       2.40       2.37
Allowance for possible loan
  losses as a percentage of
  total loans                              .94       1.08       1.13       1.23       1.18
Non-performing assets as
  a percentage of total
  assets                                   .08        .07        .26        .12        .32
Dividend Payout Ratio                    49.57      48.32      48.80      46.01      45.42


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                      (In thousands except per share data)


      The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2002 and nine month period ended September 30, 2003 (the "Pro Forma Earnings Statement"), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at September 30, 2003, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2002, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by Capital Directions after consummation of the merger.


       The pro forma information does not purport to represent what Capital Directions' results of operations actually would have been if the merger had occurred on January 1, 2002.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


      The following unaudited pro forma consolidated balance sheet as of September 30, 2003 and the unaudited pro forma consolidated income statements for the year ended December 31, 2002, and the nine months ended September 30, 2003, give effect to the following:



      - We have assumed that the merger occurred as of September 30, 2003, for the purposes of the consolidated balance sheet, and as of January 1, 2002, respectively, with respect to the consolidated income statements for the year ended December 31, 2002, and the nine months ended September 30, 2003.


      - We have assumed that a total of 11,029 shares are cashed out in the merger at a price of $50.00 per share for a total of $551,450. Additionally, we have assumed that we have incurred or will incur $52,342 in costs and expenses relating to the merger.

      - We have assumed that all of the cash required to consummate the merger will be provided from working capital of the corporation. This will be offset by a 2-year fixed rate borrowing in the amount of $603,792 from the Federal Home Loan Bank at a current interest rate of 2.30%.

      - We have not reflected the anticipated cost savings, estimated to be approximately $84,483 per year that we expect as a result of the merger.

                            CAPITAL DIRECTIONS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                         September 30, 2003 (Unaudited)


(In thousands, except share and per share data)


                                                                                         As of September 30, 2003
                                                                        ----------------------------------------------------
                                                                                              Pro Forma           Pro Forma
                                                                        Historical           Adjustments           Combined
                                                                        ----------           -----------           --------
                                                                                             (Unaudited)

ASSETS
   Cash and non interest bearing deposits                               $     2,150          $                    $    2,150
   Interest bearing deposits in other financial institutions                    513                                      513
   Federal funds sold                                                            --                                       --
                                                                        -----------                               ----------
        Total cash and cash equivalents                                       2,663                                    2,663
   Time deposits with other financial institutions                            2,171                                    2,171
   Securities available for sale                                              9,775                                    9,775
   Securities held to maturity                                                  900                                      900
   Federal Home Loan Bank (FHLB) stock                                        2,442                                    2,442
                                                                        -----------                               ----------
   Total securities                                                          13,117                                   13,117
   Loans held for sale                                                          190                                      190
   Loans:
        Commercial and agricultural                                           4,676                                    4,676
        Installment                                                           1,283                                    1,283
        Real estate mortgage                                                101,862                                  101,862
                                                                        -----------                               ----------
             Total loans                                                    107,821                                  107,821
            Allowance for loans losses                                       (1,015)                                  (1,015)
                                                                        -----------                               ----------
             Net loans                                                      106,806                                  106,806
   Premises and equipment, net                                                1,080                                    1,080
   Accrued interest receivable                                                  466                                      466
   Bank owned life insurance                                                  1,841                                    1,841
   Other assets                                                               1,511                                    1,511
                                                                        -----------          ----------           ----------
             Total assets                                               $   129,845          $       --           $  129,845
                                                                        ===========          ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
   Deposits:
        Non interest bearing                                            $    13,732                               $   13,732
        Interest bearing                                                     61,825                                   61,825
                                                                        -----------                               ----------
             Total deposits                                                  75,557                                   75,557
   Accrued interest payable                                                     152                                      152
   Federal funds purchased                                                    3,215                                    3,215
   FHLB borrowings                                                           34,171                 604               34,775
   Other liabilities                                                          1,733                                    1,733
                                                                        -----------                               ----------
             Total liabilities                                              114,828                                  115,432
SHAREHOLDERS' EQUITY
   Common stock:  $5 par value, 1,300,000 shares authorized;
        591,410 shares outstanding at September 30, 2003 and
        580,381 as adjusted                                                   2,957                 (55)               2,902
   Additional paid in capital                                                 2,267                                    2,267
   Retained earnings                                                          9,706                (549)               9,157
   Accumulated other comprehensive income, net of tax of
      $45 as of September 30, 2003                                               87                                       87
                                                                        -----------          ----------           ----------
             Total shareholders' equity                                      15,017                (604)              14,413
                                                                        -----------          ----------           ----------
             Total liabilities and shareholders' equity                 $   129,845          $       --           $  129,845
                                                                        ===========          ==========           ==========

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                    YEAR ENDED DECEMBER 31, 2002 (Unaudited)


(In thousands, except share and per share data)


                                                                                      Year Ended December 31,2002
                                                                       -------------------------------------------------------
                                                                                              Year-Ended:
                                                                                               Pro Forma            Pro Forma
                                                                        Historical            Adjustments            Combined
                                                                        ----------            -----------            --------
Interest and Dividend Income
   Loans, including fees                                                $     7,052            $                    $    7,052
   Securities:  Taxable                                                         505                                        505
                Tax exempt                                                      168                                        168
   FHLB stock                                                                   125                                        125
   Federal funds sold and other                                                  47                                         47
                                                                        -----------                                 ----------
        Total interest and dividend income                                    7,897                                      7,897
Interest expense

   Deposits                                                                   1,453                                      1,453
   FHLB borrowing and other debt                                              1,919                    14                1,933
                                                                        -----------            ----------           ----------
        Total interest expense                                                3,372                    14                3,386
                                                                        -----------            ----------           ----------
Net interest income                                                           4,525                   (14)               4,511
Provision for loan losses                                                        --                    --                   --
                                                                        -----------            ----------           ----------
Net interest income after provision for loan losses                           4,525                   (14)               4,511
Non-interest income

   Service charges on deposits                                                  320                                        320
   Net gains on sales of loans                                                  350                                        350
   Investment commission fees                                                    49                                         49
   Other                                                                        286                                        286
                                                                        -----------                                 ----------
        Total non interest income                                             1,005                                      1,005
Non-interest expense

   Salaries and employee benefits                                             1,576                                      1,576
   Occupancy and equipment                                                      345                                        345
   Other                                                                        831                                        831
                                                                        -----------                                 ----------
        Total non interest expense                                            2,752                                      2,752
                                                                        -----------            ----------           ----------
Income before income tax expense                                              2,778                   (14)               2,764
Income tax expense                                                              868                    (4)                 864
                                                                        -----------            ----------           ----------
Net income                                                              $     1,910            $      (10)          $    1,900
                                                                        ===========            ==========           ==========
Basic earnings per share                                                $      3.23                                 $     3.27
                                                                        ===========                                 ==========
Diluted earnings per share                                              $      3.20                                 $     3.25
                                                                        ===========                                 ==========

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                NINE MONTHS ENDED SEPTEMBER 30, 2003 (Unaudited)


(In thousands, except share and per share data)



                                                                                    Nine Months Ended September 30, 2003
                                                                        ----------------------------------------------------
                                                                                              Pro Forma           Pro Forma
                                                                        Historical           Adjustments           Combined
                                                                        ----------           -----------           --------
Interest and Dividend Income
   Loans, including fees                                                $     5,039           $                   $    5,039
   Securities:  Taxable                                                         223                                      223
                Tax exempt                                                      140                                      140
   FHLB stock                                                                    93                                       93
   Federal funds sold and other                                                  75                                       75
                                                                        -----------                               ----------
        Total interest and dividend income                                    5,570                                    5,570
Interest expense

   Deposits                                                                     846                                      846
   FHLB borrowing and other debt                                              1,337                  10                1,347
                                                                        -----------           ---------           ----------
        Total interest expense                                                2,183                  10                2,193
                                                                        -----------           ---------           ----------
Net interest income                                                           3,387                 (10)               3,377
Provision for loan losses                                                        --                  --                   --
                                                                        -----------           ---------           ----------
Net interest income after provision for loan losses                           3,387                 (10)               3,377
Non-interest income

   Service charges on deposits                                                  276                                      276
   Net gains on sales of loans                                                  326                                      326
   Investment commission fees                                                    34                                       34
   Other                                                                        113                                      113
                                                                        -----------                               ----------
        Total non interest income                                               749                                      749
Non-interest expense

   Salaries and employee benefits                                             1,336                                    1,336
   Occupancy and equipment                                                      252                                      252
   Other                                                                        612                                      612
                                                                        -----------                               ----------
        Total non interest expense                                            2,200                                    2,200
                                                                        -----------           ---------           ----------
Income before income tax expense                                              1,936                 (10)               1,926
Income tax expense                                                              542                  (3)                 539
                                                                        -----------           ---------           ----------
Net income                                                              $     1,394           $      (7)          $    1,387
                                                                        ===========           =========           ==========
Basic earnings per share                                                $      2.41                               $     2.40
                                                                        ===========                               ==========
Diluted earnings per share                                              $      2.38                               $     2.37
                                                                        ===========                               ==========

                          FUTURE SHAREHOLDER PROPOSALS

      In the event the merger proposal is not approved by the shareholders or, if approved, is not ultimately completed, then shareholders may submit proposals for consideration at the 2004 annual meeting of shareholders under Rule 14a-8 of the 1934 Act. Shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Capital Directions, Inc., Attention: Timothy P. Gaylord, Post Office Box 130, Mason, Michigan 48854.

                       WHERE YOU CAN FIND MORE INFORMATION

      Capital Directions files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Capital Directions, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      Capital Directions and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows Capital Directions to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

      This document incorporates by reference the documents listed below that Capital Directions has filed previously with the SEC. They contain important information about Capital Directions and its financial condition.

      - Capital Directions' Annual Report on Form 10-K for the year ended December 31, 2002.


      - Capital Directions' Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2003.


      We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of Capital Directions' special meeting.

      We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Kimberly A. Dockter, Treasury & Administrative Officer, 322 South Jefferson Street, Mason, Michigan 48854. Her telephone number is (517) 676-0500, extension 204.

      These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

      We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                                             By Order of the Board of Directors,


                                             Douglas W. Dancer
                                             Secretary

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          CAPITAL DIRECTIONS, INC. AND
                              CDI MERGER CO., INC.


         AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of June 30th, 2003, by and between CDI Merger Co., Inc., a Michigan corporation ("Merger Co."), and Capital Directions, Inc., a Michigan corporation ("CDI").

                                    RECITALS

         Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. As of the date hereof, the authorized capital stock of Merger Co. consists of 60,000 shares of Common Stock, no par value ("Merger Co. Common Stock"), of which 100 shares are issued and outstanding.

         CDI is a corporation duly organized and validly existing under the laws of the State of Michigan. As of the date hereof, the authorized capital stock of CDI consists of its common stock, $5.00 par value ("CDI Common Stock"), of which 1,300,000 shares are presently authorized and of which 590,043 shares are issued and outstanding.

         The respective Boards of Directors of CDI and Merger Co. deem the Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of CDI and Merger Co., by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of CDI and shareholders of Merger Co. are each entitled to vote to approve the Merger Agreement. Except in connection with the exercise of stock options, the number of shares of CDI Common Stock and the number of shares of Merger Co. Common Stock are not subject to change before the Effective Time (as hereinafter defined).

         Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Michigan Business Corporation Act (the "Michigan Act"), at the Effective Time (as defined in Section 1.2), Merger Co. shall merge (the "Merger") with and into CDI and CDI shall survive the Merger and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of

Merger Co. shall terminate and the name of the Surviving Corporation shall be "Capital Directions, Inc."

         1.2 Effective Time. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, a Certificate of Merger meeting the requirements of Section 707 of the Michigan Act shall be filed with the Michigan Department of Consumer and Industry Services for approval. The Merger shall become effective ("the Effective Time") when the Certificate of Merger has been filed with the Michigan Department of Consumer and Industry Services or as otherwise specified in the Certificate of Merger.

         1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Michigan Act.

         1.4 Treatment of CDI Common Stock; Conversion of Merger Co. Common
Stock.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of CDI Common Stock, the following shall occur:

                           (i) Each issued and outstanding share of CDI Common
                  Stock owned of record by a Qualified Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock of the Surviving Corporation.

                           (ii) Each issued and outstanding share of CDI Common
                  Stock owned of record by a Disqualified Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving Corporation, in the amount of $50.00 per share (the "CDI Merger Consideration") and, thereafter, Disqualified Holders shall cease to have any rights as shareholders of CDI or the Surviving Corporation except such rights, if any, as they may have pursuant to the Michigan Act, and, except as aforesaid, their sole right shall be the right to receive the CDI Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of CDI Common Stock.

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Co. Common Stock, each issued share of Merger Co. Common Stock shall be converted into the right to receive cash from the Surviving Corporation in the amount of $1.00 per share, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Co. or the Surviving Corporation except such rights, if any, as they may have pursuant to the Michigan Act, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Merger Co. Common Stock.

                  (c) In no event shall any Holder holding of record as of the close of business on the Shareholder Meeting Date (as hereinafter defined) 225 or more shares in the aggregate be entitled to receive any CDI Merger Consideration with respect to the shares so held. It shall be a condition precedent to the right of any Holder to receive CDI Merger Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify to CDI in the letter of transmittal delivered by CDI that such Holder held of record as of the close of business on the Shareholder Meeting Date fewer than 225 shares in the aggregate.

         1.5 Certain Definitions.

                  (a) The term "Qualified Holder" shall mean a Holder of CDI Common Stock who holds of record as of the close of business on the Shareholder Meeting Date two hundred twenty five (225) or more shares of CDI Common Stock.

                  (b) The term "Disqualified Holder" shall mean a Holder of CDI Common Stock who is not a Qualified Holder.

                  (c) The term "Holder" shall mean any record holder or holders of CDI Common Stock who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of CDI.


         1.6 Resolution of Issues. CDI (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any CDI shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares held by any Holder immediately prior to the Effective Time. All determinations by CDI under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against CDI or any other person or entity with respect thereto.


         For purposes of this Article I, CDI may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of CDI Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares held by any person or persons that CDI determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

         1.7 Articles of Incorporation. The Articles of Incorporation of CDI in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.8 Bylaws. The Bylaws of CDI in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.9 Board of Directors of Surviving Corporation. The directors of CDI immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.10 Officers. The officers of CDI immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.


                                   ARTICLE II
                               STOCK CERTIFICATES


         2.1 Certificates Held by Qualified Holders. From and after the Effective Time, certificates representing shares of CDI Common Stock held by a Qualified Holder shall be deemed to evidence the same number of shares of Common Stock of CDI, as the Surviving Corporation, which they theretofore represented.

         2.2 Certificates Held by Disqualified Holders or by Holders of Merger Co. Common Stock. Until presented to the Surviving Corporation, certificates which theretofore represented shares of CDI Common Stock held by a Disqualified Holder and certificates which theretofore represented Merger Co. Common Stock shall only evidence the right to receive cash as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented shares of CDI Common Stock held by a Disqualified Holder or which theretofore represented shares of Merger Co. Common Stock, cash shall be paid in an amount to which such holder shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

                                   ARTICLE III
                               GENERAL PROVISIONS

         3.1 Termination. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of CDI at any time prior to the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the Shareholders of CDI fail to approve the Merger and the Merger Agreement at a special meeting of shareholders of CDI to be held on such date as shall be determined by the Board of Directors of CDI (the "Shareholder Meeting Date"); or (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to December 31, 2003. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

         3.2 Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         3.3 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

         3.4 Amendment. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Merger Co. or CDI; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Co. or CDI, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Co. Common Stock or CDI Common Stock hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         IN WITNESS WHEREOF, Merger Co. and CDI have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.




CDI MERGER CO., INC.                 CAPITAL DIRECTIONS, INC.




By: /s/Timothy P. Gaylord            By: /s/Timothy P. Gaylord
    -----------------------              -----------------------
        Timothy P. Gaylord                   Timothy P. Gaylord
        Title:   President                   Title:  President and CEO

                                                                      APPENDIX B



June 30, 2003



Board of Directors
Capital Directions, Inc.
322 S. Jefferson Street
Mason, MI 48854


Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $50.00 per share to be received by the common shareholders of Capital Directions Inc. ("CDI" or the "Company") owned of record by a "Disqualified Holder" as defined in the Agreement and Plan of Merger ("Merger Agreement") between CDI and CDI Merger Co. (Merger Co.) dated June 30, 2003 and the transaction contemplated thereby (the "Transaction"). Each issued and outstanding share of CDI Common Stock owned of record by a Qualified Holder (as defined in the Merger Agreement) shall remain issued and outstanding. Each issued and outstanding share of CDI Common Stock owned of record by a Disqualified Holder shall be converted into the right to receive cash in the amount of $50.00 per share (the "CDI Merger Consideration"). Thereafter, Disqualified Holders shall cease to have any rights as shareholders of CDI except such rights, if any, as they may have pursuant to the Michigan Business Corporation Act, and, except as aforesaid, their sole right shall be the right to receive the CDI Merger Consideration as aforesaid, without interest thereon, upon surrender to the CDI of their certificates which theretofore represented shares of CDI Common Stock.

Donnelly, Penman, French, Haggarty & Co. ("DPFH") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to CDI in connection with the Transaction and will receive a fee from CDI for our services pursuant to the terms of our engagement letter with CDI, dated as of May 27, 2003 (the "Engagement Letter").

In arriving at our Opinion, we have:

I. Reviewed the 10-K Annual Reports of the Company for the years ended December 31, 1999 through 2002, the most recent 10-Q Quarterly Report filed May 13, 2003 as well as internal interim financials through June 30, 2003;

II. Reviewed reports from the Board of Directors meetings, Loan Review Committee and Strategic Plan Update meetings held during the month of June, 2003;

III. Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

The Board of Directors
Capital Directions, Inc.
June 30, 2003
Page 2


IV. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

V. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

VI. Prepared a discounted cash flow analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VII. Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by CDI, we, with the consent of CDI, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by CDI. DPFH has further relied upon the assurance of management of CDI that they are unaware of any facts that would make the information provided by or available to CDI incomplete or misleading in any respect. With respect to the financial forecast information discussed with us by CDI, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of CDI as to the expected future financial performance of CDI. CDI'S management team has undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review.

No limitations were imposed by CDI on DPFH on the scope of DPFH's investigation or the procedures to be followed by DPFH in rendering this opinion. On June 23, 2003, the Board of Directors was provided with a DPFH valuation of the fully marketable, undiscounted value of a share of CDI common stock as of March 31, 2003. Although DPFH believes the value presented to the board was a reasonable valuation, the actual share valuation for purposes of this Transaction is at the sole discretion of the Board of Directors. In addition, DPFH was not requested to and did not make any recommendation to CDI'S Board of Directors as to the form of the consideration to be paid to CDI'S shareholders. DPFH was not requested to opine as to, and this opinion does not address, CDI'S underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any alternative transaction that might be available to CDI.

DPFH did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of CDI, nor were we furnished with such materials. DPFH has not reviewed any individual credit files of CDI and has assumed, without independent verification, that the aggregate allowances for credit losses for CDI are adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by CDI in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request. Our services to CDI in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CDI. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be

The Board of Directors
Capital Directions, Inc.
June 30, 2003
Page 3

significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to CDI. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which CDI is being compared. None of the analyses performed by us was assigned a greater significance than any other. The complete valuation provide to CDI on June 23, 2003, including a comprehensive explanation of methodologies utilized has been included as Attachment A following this Opinion.

Our opinion is furnished to the Board of Directors of CDI in connection with its consideration of the proposed Transaction and does not constitute a recommendation to or any advice to the Board of Directors of CDI or to any shareholder to take any other action in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of DPFH to any such party. We hereby consent to the reference to our opinion in the proxy statement relating to the shares of common stock of CDI to repurchased in the Transaction and to the inclusion of the foregoing opinion in the materials relating to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of June 30, 2003, the CDI Merger Consideration of $50.00, is fair, from a financial point of view, to the common shareholders of CDI.

Very truly yours,

/s/ John C. Donnelly

John C. Donnelly
Managing Director
Donnelly Penman & Partners


Attachment

                                  ATTACHMENT A




June 23, 2003


Board of Directors
Capital Directions, Inc.
322 S. Jefferson Street
Mason, MI 48854

Attn:  Mr. Timothy P. Gaylord

Dear Board of Directors:                                PRIVATE & CONFIDENTIAL

Capital Directions, Inc. ("Capital Directions" or the "Company") has engaged Donnelly, Penman, French, Haggarty & Co. ("DPFH") to render its opinion (the "Opinion") with respect to the fair market per share value of the Company's common stock as of March 31, 2003 in the event of a recapitalization through a reverse stock split or "squeeze out" merger transaction.

DPFH is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon DPFH with respect to the investigations made or procedures followed by DPFH in rendering its Opinion.

In arriving at our Opinion, we have:

I. Reviewed the Annual Reports of the Company for the years ended December 31, 1999 through 2002 as well as interim financials through March 31, 2003;

II. Reviewed reports from the Board of Directors meetings, Loan Review Committee and Strategic Plan Update meetings held during the months of April and May, 2003;

III. Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

IV. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

V. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

Mr. Timothy P. Gaylord
June 23, 2003
Page 2


VI. Prepared a discounted cash flow analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VII. Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In connection with rendering its Opinion to Capital Directions, DPFH performed a variety of financial analyses, which are summarized below. DPFH believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying DPFH's Opinion. DPFH arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

DPFH did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of Capital Directions, nor were we furnished with such materials. DPFH has not reviewed and individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to Capital Directions, and such analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying DPFH's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, DPFH assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by DPFH were assigned a greater significance by DPFH than any other.

Mr. Timothy P. Gaylord
June 23, 2003
Page 3


COMPANY BACKGROUND

Capital Directions, Inc. ("Capital Directions" or the "Company") is a holding company whose wholly owned subsidiary includes Mason State Bank (the "Bank"). Lakeside Insurance Agency is a wholly owned subsidiary of the Bank. Mason State Mortgage Co., LLC (the "Mortgage Company") was formed in July of 2002 and is 99% owned by Mason State Bank, with the remaining 1% owned by Capital Directions.

The Company and its subsidiaries provide a broad range of banking and financial services. Substantially all revenues and services are derived from banking products and services. The Bank operates predominantly in Central Michigan as a commercial bank. The Bank's primary services include accepting retail deposits and making residential, consumer and commercial loans. While the Company's chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Mason State Bank was established in 1886 and has operated continuously in Ingham County since inception. The Bank's stock was acquired by Capital Directions, Inc. in 1988 when the holding company was formed. Capital Directions has experienced 13 years of consecutive growth and earnings. Net Income for the year ended December 31, 2002 was $1,910,000, representing basic earnings per share of $3.23.

Capital Directions is traded through the OTC Bulletin Board Exchange under the symbol CTDN. Its shares are traded on a limited basis through the local brokers of Stifel, Nicolaus & Co, Inc., Monroe Securities, Howe Barnes Investments, Inc., Morgan Stanley Dean Witter and Raymond James and Associates, Inc. As of December 31, 2002, there were 422 holders of the Company's common stock. The most recent trade of the stock was 100 shares at $52.00 on June 11, 2003.

The Bank has a main office and a branch office located in Mason, Michigan. In addition, they have leased branch office space in a supermarket in nearby Leslie, Michigan. Both cities are located directly south of the Lansing / East Lansing metro area. According to SNL Securities LP, the median household income in Mason and Leslie is $49,260 and $43,214 respectively and total deposits were $213.0 million and $79.4 million as of June, 2002. Both Leslie and Mason are located in Ingham County, which ranks 7th in population of Michigan's 83 counties. The largest employers in the County include the State of Michigan, Michigan State University, General Motors, Sparrow Health Systems and Dart Container.

Mr. Timothy P. Gaylord
June 23, 2003
Page 4


INDUSTRY OVERVIEW

Commercial, retail and mortgage banking are highly competitive businesses in which the Company receives competition from both bank and non-bank institutions. As a result of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Gramm-Leach-Bliley Act of 1999, the number and types of depository institution competitors have substantially increased.

Capital Directions faces increased competition from finance companies, credit unions and bank and non-bank mortgage lenders. These companies may offer higher lending limits and other non-traditional services that Capital Directions does not currently offer. Some of the Company's competitors also can leverage greater resources in order to gain a larger business presence within Capital Directions' target service areas.

While being relatively small can be a disadvantage, there are certain potential benefits as well. Community banks that make customer service a priority may be able to gain an advantage with customers in their local market that feel neglected by the larger banks. Because the larger banks often seek large homogenous markets and products, niche opportunities are created for smaller institutions that seek to fill the needs of the underserved. Also, the relative difference in size can often correspond to a more agile management team that can respond more quickly to the ever changing competitive environment.

ECONOMIC OVERVIEW

Reports from the Federal Reserve Districts, as outlined in the June 11, 2003 Federal Reserve "Beige Book,"1 indicate that economic growth generally remained slow to and uneven despite the recent modest improvement observed by a few Districts.

Lending activity continued to increase, mostly for refinancing residential mortgages. The Chicago District reports that many households appear to be taking advantage of refinancing to pay down other debt, which is limiting growth in credit card balances. Business lending increased in the Dallas, Cleveland, and Philadelphia Districts, but was weak in the Atlanta and Chicago Districts and in most of the San Francisco District. The Richmond District reports no signs of a pickup in commercial lending any time soon.

Most Districts reported little change in loan delinquencies. The Cleveland District noted a few reports that credit quality had slipped, and bankers in the Philadelphia District expect commercial loan quality to slip in the second half of the year because revenue growth for many business borrowers has been weaker-than-expected. However, the Chicago District indicated that the credit quality on commercial loans was improving modestly, while the San Francisco District reported that the credit quality of bank loans was generally stable to slightly improved. A mild increase in residential mortgage foreclosures was reported in the Atlanta District, while the

--------
(1) Summary of Commentary on Current Economic Conditions by Federal Reserve District, June 11, 2003.

Mr. Timothy P. Gaylord
June 23, 2003
Page 5


Dallas District reported a May spike in home foreclosures in the Dallas-Fort Worth area. Banks in the St. Louis District reported that they had tightened lending standards for small firms.

The Livingston Study2, based on survey responses of 28 participants from banking, industry, academia and trade associations, forecasts economic recovery in 2003 in its December 2002 report. The results of this most recent release project real Gross Domestic Product ("GDP") growth of 2.8% in the first half of 2003 followed by a strengthening in the second half of 2003 to 3.6%. The unemployment rate is expected to remain at 5.9% from December 2002 to June 2003, and then decline to 5.5% by the end of 2003. Interest rates on three-month Treasuries are expected to increase to 1.5% by June 2003, to 2.1% by December 2003 and to end 2004 at 3.2%. Long-term interest rates are also expected to increase in 2003 but at a less drastic pace than the short-term rates. For example, the interest rate on 10-year Treasury notes is approximately 4.1% as of December 2002. The survey participants expect the 10-year Treasury notes to increase throughout 2003 and 2004, reaching 5.3% at the end of 2004. The participants' view of the long-term inflation and output growth has been fairly steady during 2002. It is their collective belief that real GDP will grow 3.2% over the next 10 years, while inflation will average 2.5% over the same time period. The result of the current economic malaise has been a reduction in after-tax corporate profits, which declined approximately 4.3% in 2002 when compared to the 2001 levels. However, after-tax profits are expected to rebound strongly in 2003 at an anticipated growth rate of 12.3%. The anticipated corresponding stock price increase is projected to lag the rebound in earnings quite significantly. The respondents to this survey anticipate a slow rise in stock price levels (as measured by the S&P 500 Index) through the end of 2004 with a 29% growth from December 31, 2002 to December 31, 2004.

VALUATION METHODOLOGY

The following is a brief summary of the analyses performed by DPFH in connection with its Opinion:

(a) Analysis of Comparable Acquisition Transactions. DPFH analyzed bank/thrift acquisition transactions announced and/or completed since January 1, 2001. Each selling bank/thrift had total assets less than $250 million, a latest twelve months ("LTM") return on average equity of greater than 12.0% and less than 15.0% and less than a 60% capital efficiency ratio. This analysis provided an approximate median multiple of 1.81 times price to book value, 1.87 times price to tangible book value and 16.7 times LTM earnings per share. Applying the median multiple for price to book value of 1.81 times to Capital Directions' March 31, 2003 book value per share of $24.48 results in an implied value per share of $44.31 on a control, marketable basis. Using the same methodology, the values implied by applying the relevant multiples to Capital Directions' tangible book value per share at March 31, 2003 of $24.48 and fully diluted earnings per share for the twelve months ended March 31, 2003 of $3.30 were found to be $45.78 per share and $55.11 per share, respectively.


----------------------------
(2) www.phil.frb.org/econ/liv/index.html

Mr. Timothy P. Gaylord
June 23, 2003
Page 6


DPFH notes that no selling bank/thrift reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

(b) Analysis of Selected Comparable Companies. DPFH compared selected operating results of Capital Directions to a select group of Michigan publicly traded commercial banks and thrifts. The comparable set had Total Assets less than $1 billion and Return of Average Equity (ROAE) of between 10% and 20%. Additional outliers have been eliminated at DPFH's discretion. The selected group had approximately the following median values: $230 million in total assets, $29.1 million in total equity, a total risk-based capital ratio of 14.6%, LTM return on average assets of 1.31%, LTM return on average equity of 12.29% and a LTM efficiency ratio of 56.93%. This analysis provided valuation benchmarks including the median price multiples of 1.59 times book value, 1.59 times tangible book value and 12.7 times LTM earnings per share. Applying the median price to book value multiple resulted in an implied per share value of $38.92 for Capital Directions on a marketable basis. Using the same methodology, the implied values provided by application of the relevant multiples to Capital Directions' March 31, 2003 tangible book value and LTM fully diluted earnings per share were found to be $38.92 per share and $41.91 per share, respectively.

No bank used in the above analyses as a comparison is identical to Capital Directions. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Company and the banks to which it is being compared.

(c) Discounted Cash Flow Analysis. DPFH prepared a discounted dividend stream analysis of Capital Directions, which estimated the future after tax cash flows that the Company might produce over the five-year period from January 1, 2003 through December 31, 2007. These estimates were derived from discussions with and deemed reasonable by Capital Directions' management team. The estimates assumed that Capital Directions' pre-tax earnings would grow at a compound annual growth rate of approximately 12.1% throughout the projection period. This rate is significantly greater than Capital Direction's historical growth rate. This assumes that Capital Directions continues to grow their business in their home markets and further expands to new areas. DPFH further assumed, with management's guidance, that the Company would make dividend payouts equal to 50% of earnings through the projection period. These dividend cash flows were then discounted to a present value using a discount rate of 12.0%, chosen to reflect the relative risk that holders of the common equity would be subject to given the Company's operations and the current economic environment. DPFH also estimated the residual value for Capital Directions' common stock using a price to tangible book value multiple of 1.87 times, which is an approximation derived from the earlier presented analysis of tangible book value multiples in comparable transactions. This multiple is applied to the Company's estimated tangible book value at December 31, 2007 of $20.6 million. The discounted dividend analysis implied a value of $48.07 per share for Capital Directions' common

Mr. Timothy P. Gaylord
June 23, 2003
Page 7



stock on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. DPFH included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

(d) Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. We have reviewed the book value of the Company's assets in limited detail and have found net book value to be $14,599,000, or $24.48 per share as of March 31, 2003.

(e) Historical Trading Multiples. DPFH analyzed the quoted trades listed on the OTC Bulletin Board for Capital Directions, Inc. (CTDN) for varying historical periods. DPFH used a simple average of the stock price quoted for a period of 90 and 365 days. For the past 90 days, as of June 11, 2003, the historical average price was $49.88 with a period volume of 6,200 compiled over 10 separate trading days. For the past 365 days, as of June 11, 2003, the historical average price was $45.13 with a period volume of 23,800 compiled over 44 separate trading days. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the www.otcbb.com website and may not reflect all transactions that occurred over the aforementioned time period.

Mr. Timothy P. Gaylord
June 23, 2003
Page 8


CONCLUSION

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or the Company's existing holders of Common Stock. This Opinion has been prepared for the confidential use of the Board of Directors and senior management of the Company and may not be reproduced, summarized, described or referred to or given to any other person without DPFH's prior written consent. Our Opinion is limited solely to the value of the Company's common stock as of March 31, 2003 given the relevant market and company specific information available at the present time.

DPFH will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid company on a comparable basis. No such discounts have been applied to Capital Direction's common stock in this valuation. If such a discount were applied, it would result in valuation that would be significantly lower than the value assigned below.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of March 31, 2003, the fair market value of the Company's common stock is $47.50 per share.

Sincerely,




DONNELLY, PENMAN, FRENCH, HAGGARTY & CO

                                                              Preliminary Copies


                        CAPITAL DIRECTIONS, INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paula J. Johnson and James W. Leasure, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of Capital Directions, Inc. which the undersigned may be entitled to vote, at the Special Meeting of Shareholders to be held at Mason State Bank, 322 South Jefferson Street, at ___________________ on __________________, 2003, or any adjournments thereof.

The proxies named on the reverse hereof are directed to vote as specified on the reverse hereof or, if no specification is made, "FOR" Proposal Number 1 and to vote IN ACCORDANCE WITH THEIR DISCRETION on such other matters that may properly come before the meeting, provided that those matters were unknown to the named proxies a reasonable time before this solicitation. The Board of Directors recommends a vote FOR Proposal Number 1.





                        (TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------

1. TO APPROVE AN AGREEMENT AND
   PLAN OF MERGER, DATED AS OF
   JUNE 30, 2003 (THE "MERGER
   AGREEMENT"), BETWEEN CAPITAL
   DIRECTIONS, INC. AND CDI MERGER
   CO., INC., PROVIDING FOR THE
   MERGER OF CDI MERGER CO., INC.,
   WITH AND INTO CAPITAL DIRECTIONS
   UPON THE TERMS AND CONDITIONS SET
   FORTH IN THE MERGER AGREEMENT AS
   DESCRIBED IN THE PROXY STATEMENT
   DATED ___________, 2003.


    FOR     AGAINST    ABSTAIN
    / /      / /         / /

2.  TRANSACT SUCH OTHER BUSINESS AS MAY
    PROPERLY COME BEFORE THE MEETING OR
    ANY ADJOURNMENTS OF THE MEETING.



                                             NOTE: Please sign exactly as name appears hereon.
                                             Joint owners should each sign. When signing as
                                             attorney, executor, administrator, trustee, or
                                             guardian, please give full title as such.


                                             ------------------------------  ---/---/---
                                             SIGNATURE                        DATE




                                             ------------------------------  ---/---/---
                                             SIGNATURE                        DATE



-----------------------------------------------------------------------------------------------